Exhibit 2.3

[Execution Version]

AGREEMENT AND PLAN OF MERGER

by and among

PLASTIQ INC.,

NIGHTINGALE MERGER SUB INC.,

NEARSIDE BUSINESS CORP.

and

THOMSON NGUYEN,

as the Stockholders’ Representative

Dated as of September 8, 2022

i

3.21	Intellectual Property	31
3.22	Privacy and Cybersecurity	33
3.23	Environmental Matters	34
3.24	Absence of Changes	34
3.25	Anti-Corruption Compliance	35
3.26	Sanctions and International Trade Compliance	35
3.27	Government Contracts	35
3.28	Sufficiency of Assets	36
3.29	Related Party Transactions	36
3.30	No Additional Representation or Warranties	36

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		37

4.1	Organization	37
4.2	Authorization	37
4.3	Subsidiaries	37
4.4	No Conflict	38
4.5	Governmental Authorities; Consents	38
4.6	Capitalization of Parent	38
4.7	Litigation and Proceedings	40
4.8	Legal Compliance	40
4.9	No Prior Merger Sub Operations	41
4.10	Valid Issuance of Shares	41
4.11	Intellectual Property	41
4.12	Privacy and Cybersecurity	43
4.13	Related Party Transactions	44
4.14	Property	44
4.15	Financial Statements	44
4.16	Absence of Changes	45
4.17	Employee Matters	45
4.18	Tax Matters	46
4.19	Anti-Corruption Compliance	47
4.20	Sanctions and International Trade Compliance	47
4.21	Sufficiency of Assets	47
4.22	No Brokers	48
4.23	SPAC Transaction	48
4.24	No Outside Reliance	48
4.25	No Additional Representation or Warranties	48

ARTICLE V. COVENANTS		49

5.1	Conduct of the Company	49
5.2	Acquisition Proposals	52
5.3	Further Assurances	52
5.4	Omitted	53
5.5	Tax Matters	53

5.6	Indemnification and Insurance	54
5.7	Access and Information	55
5.8	Confidentiality; Public Announcements	55
5.9	Employee Matters	56
5.10	280G Matters	57
5.11	Securities Act Compliance	58
5.12	Book-Entry; Legends	58
5.13	Termination of Affiliate Agreements	59
5.14	Post-Closing Parent Board	59
5.15	SPAC Transaction	59
5.16	Investor Rights Agreement	59
5.17	Survival of Covenants	60

ARTICLE VI. CONDITIONS TO CLOSING		60

6.1	Conditions to Obligations of the Company	60
6.2	Conditions to Obligations of Parent and Merger Sub	61

ARTICLE VII. TERMINATION		63

7.1	Termination	63
7.2	Effect of Termination	64

ARTICLE VIII. SURVIVAL		64

8.1	Survival	64

ARTICLE IX. MISCELLANEOUS		64

9.1	Defined Terms	64
9.2	Notices	79
9.3	Rules of Construction	80
9.4	References	81
9.5	Entire Agreement	81
9.6	Assignment	81
9.7	Amendment; Modification	81
9.8	Waiver	81
9.9	Severability	82
9.10	Burden and Benefit	82
9.11	Governing Law	82
9.12	Consent to Jurisdiction	82
9.13	Waiver of Trial by Jury	82
9.14	Specific Performance	83
9.15	Cumulative Remedies	83
9.16	Expenses	83
9.17	Representation by Counsel	83
9.18	Execution and Counterparts	84
9.19	Company and Parent Disclosure Letters	84
9.20	Stockholders’ Representative	84

Exhibits

Exhibit A	Written Consent
Exhibit B	Certificate of Merger
Exhibit C	Certificate of Incorporation of the Surviving Corporation
Exhibit D	Bylaws of the Surviving Corporation
Exhibit E	Letter of Transmittal
Exhibit F Exhibit F-1	Investor Representation Letter Accredited Investor Certification

Schedules

Company Disclosure Letter
Parent Disclosure Letter Consideration Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 8, 2022, is by and among Plastiq Inc., a Delaware corporation (“Parent”), Nightingale Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Nearside Business Corp., a Delaware corporation (the “Company”), and Thomson Nguyen, in his capacity as the Stockholders’ Representative (“Stockholders’ Representative”).

RECITALS

WHEREAS, each of Parent, Merger Sub and the Company desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder, to which each of Parent, the Company and Merger Sub are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the parties intend that immediately following the Merger, the Company shall be the Surviving Corporation of the Merger, all pursuant to the terms and subject to the conditions hereinafter set forth and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has carefully considered the terms of this Agreement and has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger;

WHEREAS, the board of directors of Merger Sub has carefully considered the terms of this Agreement and has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) adopted a resolution directing that the adoption of this Agreement be submitted to Parent, as the sole stockholder of Merger Sub, for consideration and recommending that Parent adopt this Agreement and approve the Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the issuance of the shares of Parent Common Stock to the Company Stockholders who are Accredited Persons or a cash payment of equivalent value to the Company Stockholders who are Non-Accredited Persons pursuant to the terms of this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to Parent a written consent in substantially the form attached hereto as Exhibit A (the “Written Consent”), duly executed by Company Stockholders necessary to obtain the Requisite Stockholder Approval;

WHEREAS, prior to the Effective Time (as defined below), all of the Company Warrants (as defined below) will be exercised in full on a cashless basis pursuant to that certain Notice of Exercise, dated as of the Closing Date (the “Company Warrant Settlement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Key Employee is entering into a restrictive covenant agreement with Parent, which will become effective on the Closing; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger. Pursuant to the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company and Merger Sub shall consummate the Merger in accordance with the DGCL pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the successor or Surviving Corporation in the Merger; (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (d) the Company shall succeed to and assume all the rights and obligations of Merger Sub. The corporation surviving the Merger (and any successor or assign thereof) is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.2 Effective Time. Concurrently with the Closing on the Closing Date, the parties shall file a Certificate of Merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger or at such later time as is agreed to by Parent and the Company and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”). At the Effective Time, by virtue of the Merger and without any action of the part of Parent, Merger Sub, the Company or any other Person: (a) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation; and (b) each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the consideration described in Section 1.5.

1.3 Effects of the Merger. At the Effective Time, and without any further action on the part of Parent, Merger Sub, the Company or any other Person:

(a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time (the “Company Certificate”), shall be amended and restated in the Merger to read as set forth on Exhibit C attached hereto, which will be attached as an exhibit to the Certificate of Merger, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law;

(b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger to read as set forth on Exhibit D attached hereto, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; and

(c) the Merger shall, from and after the Effective Time, have all of the effects provided by the DGCL and applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.5 Conversion of Company Capital Stock.

(a) Company Warrants. In connection with the Company Warrant Settlement, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time will be exercised in accordance with the terms of that certain Notice of Exercise, dated as of the Closing Date.

(b) Shares Held by Accredited Investors. Upon the terms and subject to the conditions of this Section 1.5 and elsewhere in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (other than Company Restricted Shares or Dissenting Shares) issued and outstanding immediately prior to the Effective Time that is held by a Person who is an Accredited Investor (an “Accredited Person”) or for whom the issuance of the Closing Stock Consideration is exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 of the Securities Act will be cancelled and will be converted automatically into the non-transferable right to receive the portion of the Aggregate Closing Parent Common Shares to which the holder thereof would be entitled if the Aggregate Closing Parent Common Shares were distributed to the holders of Company Capital Stock immediately prior to the Effective Time in accordance with the Company’s Governing Documents (including the Company Certificate) (the “Closing Stock Consideration”).

(c) Shares Held by Non-Accredited Persons. Upon the terms and subject to the conditions of this Section 1.5 and elsewhere in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (other than Company Restricted Shares or Dissenting Shares) issued and outstanding immediately prior to the Effective Time that is held by a Person who is not an Accredited Person (a “Non-Accredited Person”) will be cancelled and will be converted automatically into the non-transferable right to receive an amount in cash equal to the Closing Cash Consideration.

(d) No Further Ownership Rights in Company Securities. At the Effective Time, each holder of issued and outstanding Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities of the Company. After the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Company Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled (as applicable) and shall be exchanged as provided in Section 1.8.

(e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and the number of shares of Parent Common Stock (or Milestone Stock Consideration) issuable to each Company Stockholder pursuant to Sections 1.5, 1.6, 1.13 or elsewhere in this Agreement shall be rounded down to the nearest whole number of shares of Parent Common Stock (or Milestone Stock Consideration), as applicable, for each such issuance, with no cash being paid for any fractional share eliminated by such rounding.

1.6 Company Award Treatment.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Options, each Company Option that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent and converted into the right to receive an option to purchase shares of Parent Common Stock under the Company Plan upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “New Parent Option”) except that (a) such New Parent Option shall provide the right to purchase that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Option Exchange Ratio, and (b) the exercise price per share for each such New Parent Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Option Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Restricted Shares, each Company Restricted Share that is outstanding immediately prior to the Effective Time shall be converted into a number of shares of restricted Parent Common Stock under the Company Plan (each, “Adjusted Restricted Stock”) equal to the Option Exchange Ratio with substantially the same terms and conditions as were applicable to the related Company Restricted Share immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that any per share repurchase price of such Adjusted Restricted Stock shall be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to the Company Restricted Share by (ii) the Option Exchange Ratio, rounded down to the nearest cent.

(c) The Company shall take all necessary actions to effect the treatment of Company Awards pursuant to this Section 1.6 in accordance with the Company Plan and the applicable award agreements. The Company Board shall amend the Company Plan and take all other necessary actions, effective as of immediately after the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Plan and (ii) provide that no new Company Awards will be granted under the Company Plan (other than, for the avoidance of doubt, the New Parent Options and Adjusted Restricted Stock). Parent shall take all necessary actions for the assumption and conversion of the Company Options and Company Restricted Shares pursuant to this Section 1.6 and the assumption of the Company Plan.

1.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Company Stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive any consideration pursuant to Section 1.5, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Capital Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the consideration in respect thereof set forth in Section 1.5, without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), voluntarily make or agree to make any payment with respect to any demands for appraisals of Company Capital Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.8 Surrender Procedures.

(a) Prior to the Effective Time, Parent shall appoint American Transfer & Trust Company, LLC as the exchange agent in the Merger (the “Exchange Agent”). Promptly after the Effective Time, the Exchange Agent shall send, to each Company Stockholder that has not delivered a Letter of Transmittal and Accredited Investor Certification to Parent prior to the Effective Time, at the address and email address provided by the Company in the Consideration Schedule a letter of transmittal in the form of Exhibit E attached hereto (the “Letter of Transmittal”) for use in such exchange. The parties acknowledge that the terms of the Letter of Transmittal include (i) an agreement to be bound by the terms of this Agreement, including Section 9.20 hereof, (ii) a written certification of status as an Accredited Investor, in the form of Exhibit F-1 attached hereto (an “Accredited Investor Certification”), (iii) a release of claims against the Company and related parties, and (iv) instructions for use in effecting the surrender of Company Stock Certificates.

(b) On the Closing Date, Parent shall deposit (or cause to be deposited) with the Exchange Agent an amount of cash expected to be sufficient to pay the aggregate Closing Cash Consideration payable hereunder (other than any such amounts which are payable through the Surviving Corporation’s or Parent’s payroll system pursuant to this Agreement). The Exchange Agent shall hold such funds and deliver them in accordance with the terms and conditions hereof and the terms and conditions of an Exchange Agent Agreement in a form to be provided by Parent and reasonably acceptable to the Company (the “Exchange Agent Agreement”).

(c) Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive in exchange for the applicable consideration payable in respect of such share of Company Capital Stock pursuant to Section 1.5, and the Company Stock Certificate so surrendered shall forthwith be canceled. The Exchange Agent shall, promptly after receipt of each properly surrendered Company Stock Certificate, (A) cause the Closing Cash Consideration, if any, payable with respect to each share represented by such Company Stock Certificate to be sent by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Company Stock Certificate and (B) instruct Parent to issue the Closing Stock Consideration (which, for the avoidance of doubt, may be delivered in a book-entry or similar position), if any, issuable with respect to each share represented by such Company Stock Certificate. Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive upon such surrender the applicable consideration payable in respect of such share of Company Capital Stock pursuant to Section 1.5 (upon the terms and subject to the conditions set forth in this Agreement).

(d) If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any portion of the Closing Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit, which affidavit will include an obligation to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(e) Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder or former holder of shares of Company Capital Stock for the Closing Consideration attributable to each of such shares or for any other cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Any portion of the consideration payable to Company Stockholders hereunder that is held by the Exchange Agent and remains undistributed to Company Stockholders as of the first anniversary of this Agreement shall be delivered to Parent upon demand, and Company Stockholders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent (or SPAC Parent after the SPAC Closing) for satisfaction of their claims for any consideration payable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificates without any interest thereon.

1.9 Tax Consequences. For U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury regulations promulgated thereunder. Each party hereto shall not take any position on its Tax Returns or take any tax reporting position that is inconsistent with the foregoing intent, unless otherwise required by applicable Law. For the avoidance of doubt, neither Parent nor Merger Sub (nor any Representative thereof) has provided or will provide any representations or warranties regarding the tax consequences of the Merger and the transactions contemplated hereunder or any tax advice. The Company acknowledges that the Company and the Company Stockholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and the other agreements contemplated by this Agreement.

1.10 Withholding. Each of Parent, Merger Sub, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct or withhold from the amounts payable or issuable (including shares of Parent Common Stock deliverable) under this Agreement such amounts as are required to be deducted or withheld in accordance with the Code and any applicable Tax Law; provided that prior to making any such deduction or withholding, the applicable withholding agent shall use commercially reasonable efforts to provide advance written notice to the Person in respect of whom such withholding may be required and the parties hereto shall cooperate in good faith to minimize any such withholding requirement. Any such withheld or deducted amounts shall be treated as though such amount had been paid to the Person in respect of whom such deduction and withholding was made. Any compensatory payments contemplated to be made hereunder shall be made through the payroll procedures of the applicable Person.

1.11 Equitable Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.12 Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing, Parent may object to the calculation of Closing Indebtedness or Unpaid Transaction Expenses included in the Estimated Closing Statement (collectively, the “Calculations”) by delivering to the Stockholders’ Representative a notice (the “Parent Notice”) setting forth Parent’s calculation of Closing Indebtedness and Unpaid Transaction Expenses and the amount by which Closing Indebtedness or Unpaid Transaction Expenses as calculated by Parent is more or less than Closing Indebtedness or Unpaid Transaction Expenses as set forth in the Estimated Closing Statement (the “Adjusted Closing Indebtedness” and “Adjusted Unpaid Transaction Expenses” respectively), in each case together with supporting documentation, information and calculations.

(b) The Stockholders’ Representative may object to Parent’s calculation of Closing Indebtedness or Unpaid Transaction Expenses set forth in the Parent Notice by providing written notice of such objection to Parent within thirty (30) days after Parent’s delivery of the Parent Notice (the “Notice of Objection”), together with supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Stockholders’ Representative on behalf of the Company Stockholders.

(c) If the Stockholders’ Representative timely provides the Notice of Objection, then Parent and the Stockholders’ Representative shall confer in good faith for a period of up to ten (10) Business Days following Parent’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Company Stockholders.

(d) If, after the ten (10) Business Day period set forth in Section 1.12(c), Parent and the Stockholders’ Representative cannot resolve any matter set forth in the Notice of Objection, then Parent and the Stockholders’ Representative shall engage a nationally recognized auditing firm reasonably acceptable to both Parent and the Stockholders’ Representative (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Parent and the Stockholders’ Representative and the Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within sixty (60) days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Company Stockholders, and the Reviewing Accountant shall provide Parent and the Stockholders’ Representative with a calculation of each of the items specified in the Notice of Objection in accordance with such determination.

(e) If (i) (A) the absolute value of Closing Indebtedness as finally determined pursuant to this Section 1.12 (the “Final Closing Indebtedness”), plus (B) the absolute value of the Unpaid Transaction Expenses as finally determined pursuant to this Section 1.12 (the “Final Unpaid Transaction Expenses”), is more than (ii) (A) the absolute value of the Closing Indebtedness included in the Estimated Closing Statement, plus (B) the absolute value of the Unpaid Transaction Expenses included in the Estimated Closing Statement, then the difference between clauses (i) and (ii) above shall be referred to as the “Final Closing Merger Consideration Shortfall”. If there is no Final Closing Merger Consideration Shortfall, then there shall be no adjustment to the Closing Consideration. If there is a Final Closing Merger Consideration Shortfall, then the Company Stockholders shall severally but not jointly in accordance with the applicable liquidation preference set forth in the Consideration Schedule indemnify and hold harmless Parent without any dispute by the Stockholders’ Representative, for the full amount of (I) the Final Closing Merger Consideration Shortfall and (II) the fees, costs and expenses of the Reviewing Accountant to be paid by the Company Stockholders pursuant to Section 1.12(f), if any.

To the extent that the Company Stockholders have an obligation to indemnify Parent pursuant to this Section 1.12, then Parent shall, in satisfaction of such indemnification obligation, either (i) set-off such amounts from such Company Stockholders, on a pro rata basis taking into account the liquidation preference set forth on the Consideration Schedule, pursuant to Section 1.13(f) against amounts (if any) otherwise payable or issuable to such Company Stockholders as Milestone Payments or (ii) to the extent such Company Stockholders received Parent Common Stock at the Closing, cancel, on a pro rata basis taking into account the liquidation preference set forth on the Consideration Schedule, a number of such Company Stockholders’ shares of Parent Common Stock with a value equal to such amounts. Any payments made pursuant to this Section 1.12 shall be treated as adjustments to the Closing Consideration for all Tax purposes to the maximum extent permitted under applicable Law. The right to adjust the Merger consideration payable to the Company Stockholders in satisfaction of the indemnity under this Section 1.12 shall be the sole and exclusive remedy for Parent and its Affiliates (including the Surviving Corporation) with respect to claims arising under this Section 1.12.

(f) The fees, costs and expenses of the Reviewing Accountant shall be paid by the Company Stockholders, on the one hand, and Parent, on the other hand, in inverse proportion to the manner in which the Stockholders’ Representative prevails on behalf of the Company Stockholder or Parent prevails on the items resolved by the Reviewing Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Reviewing Accountant at the time its determination of the items in dispute is rendered.

1.13 Milestone Payments.

(a) As additional consideration for the Company Capital Stock, Parent shall pay to the Milestone Payment Recipients, in accordance with this Section 1.13:

(i) an aggregate amount equal to $7,500,000 (“2023 Milestone Payment”) if the aggregate Company Revenue for fiscal year 2023 (“2023 Earnout Period”) is at least $3,600,000 (“2023 Company Revenue Threshold”);

(ii) an aggregate amount equal to $7,500,000 (“2024 Milestone Payment”) if the aggregate Company Revenue for fiscal year 2024 (“2024 Earnout Period”) is at least $11,400,000 (“2024 Company Revenue Threshold”);

(iii) an aggregate amount equal to $7,500,000 (“2025 Milestone Payment”) if the aggregate Company Revenue for fiscal year 2025 (“2025 Earnout Period”) is at least $33,700,000 (“2025 Company Revenue Threshold”); and

(iv) an aggregate amount equal to $7,500,000 (“2026 Milestone Payment”) if the aggregate Company Revenue for fiscal year 2026 (“2026 Earnout Period”) is at least $52,700,000 (“2026 Company Revenue Threshold”);

provided that, the amount of each of the foregoing Milestone Payments shall be reduced on a dollar-for-dollar basis for any amounts paid or that become payable pursuant to the Parent RSUs upon achievement of the applicable foregoing Company Revenue Thresholds.

(b) As soon as is reasonably practicable but in no event later than March 31st of the following calendar year after an Earnout Period, Parent shall prepare and deliver to Stockholders’ Representative a statement setting forth Parent’s calculation of Company Revenue for the immediately preceding Earnout Period, Parent’s determination of whether the applicable Company Revenue Threshold for such Earnout Period had been achieved and, accordingly, whether the Milestone Payment is payable for such Earnout Period, together with reasonable documentation to support such calculations (the “Annual Earnout Statement”). During the thirty (30) days following delivery of the Annual Earnout Statement, Stockholders’ Representative and its Representatives shall have reasonable access during normal business hours to the Company’s books and records solely for the purpose of assessing the Annual Earnout Statement. Within such thirty (30) days, Stockholders’ Representative may object to all or any part of the Annual Earnout Statement by delivering to Parent a written notice setting forth support for their position in reasonable detail (an “Annual Earnout Objection”). If Stockholders’ Representative agrees in writing to the Annual Earnout Statement or fails to timely deliver an Annual Earnout Objection, then the Milestone Payment shall be as set forth in the Annual Earnout Statement. If Stockholders’ Representative timely delivers an Annual Earnout Objection, then Parent and Stockholders’ Representative shall use their respective good faith efforts to resolve the disputed items set forth therein. If Stockholders’ Representative and Parent fail to resolve all disputes raised by the Annual Earnout Objection within thirty (30) days after delivery to Parent thereof, then either Stockholders’ Representative or Parent may engage and submit the unresolved matters in dispute to the Reviewing Accountant to review only the matters in the Annual Earnout Objection that are still disputed, and Stockholders’ Representative and Parent shall execute any agreement reasonably required by the Reviewing Accountant for its engagement hereunder. The Reviewing Accountant shall make a final, binding and non-appealable determination of the Company Revenue for the applicable Earnout Period and, in that context, whether the Milestone Payment was earned with respect to the applicable Earnout Period and deliver to Parent and Stockholders’ Representative in writing such determination. The fees and expenses of the Reviewing Accountant shall be allocated to (i) the Company Stockholders if the Reviewing Accountant determines that no Milestone Payment has been achieved and (ii) Parent if the Reviewing Accountant determines that the Milestone Payment has been achieved.

(c) On or prior to the thirtieth (30th) day after each final determination, in accordance with Section 1.13(b), that any Milestone Payment is payable, subject to the provisions of Section 1.10, Parent shall (i) issue Milestone Stock Consideration to each Milestone Payment Recipient that is an Accredited Person its Contingent Allocation with respect to such Milestone Payment and (ii) pay in cash to each Milestone Payment Recipient that is a Non-Accredited Person its Contingent Allocation with respect to such Milestone Payment. The Milestone Stock Consideration will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the any applicable Parent investor agreements then in effect, applicable state and federal securities Laws and Liens created by or imposed by a Milestone Payment Recipient. Any portion of an applicable Milestone Payment that is paid in cash shall be paid by or on behalf of Parent in immediately available funds by wire transfer to an account of the Stockholders’ Representative or its designated agent with a bank designated by the Stockholders’ Representative by notice to Parent, which notice shall be delivered within three (3) Business Days of the annual Earnout Statement becoming final and shall include the name of the Stockholders’ Representative’s designated agent, if any. Upon receipt of any such Milestone Payment made in cash, the Stockholders’ Representative shall pay or cause to be paid to each Milestone Payment Recipient entitled to receive such payment in cash, and in any event within (15) Business Days, its Contingent Allocation with respect to the Milestone Payment. Following the payment of any Milestone Payment to the Stockholders’ Representative or its designated agent, each Milestone Payment Recipient shall look only to the Stockholders’ Representative (and not to Parent, the Surviving Corporation or any of their respective Affiliates) to receive such Milestone Payment Recipient’s Contingent Allocation with respect to such Milestone Payment. It is expressly understood and agreed that Parent, the Surviving Corporation and their respective Affiliates shall have no Liability to any Milestone Payment Recipient for its Contingent Allocation with respect to any Milestone Payment so long as such Milestone Payment has been paid by or on behalf of Parent to the Stockholders’ Representative or its designated agent.

(d) The right of each Milestone Payment Recipient to receive such Milestone Payment Recipient’s Contingent Allocation with respect to any Milestone Payment shall not be evidenced by any form of certificate or instrument, and does not represent any ownership or equity interest in the Surviving Corporation, Parent or any of their respective Affiliates, and does not entitle any Milestone Payment Recipient to voting rights or rights to dividend payments. The right of each Milestone Payment Recipient to receive such Milestone Payment Recipient’s Contingent Allocation with respect to any Milestone Payment shall not be assignable or transferable except by (i) will, (ii) the Laws of intestacy, or (iii) other operation of Laws; provided that, in each case, written notice of such assignment and transfer shall be promptly delivered to each of Parent and the Stockholders’ Representative by the transferor or assignor (or such transferor’s or assignor’s estate), which notice shall expressly set forth the transferor or assignor and the transferee or assignee, the rights to which such transfer or assignment related and the effective date of such transfer; and, provided, further, that as a condition to such transfer or assignment, the parties to such transfer or assignment shall (1) enter into a joinder to any Parent investor agreements then in effect and (2) agree to provide to each of Parent and the Stockholders’ Representative, at their respective request, any additional evidence of the transfer or assignment that Parent or the Stockholders’ Representative, as the case may be, may reasonably request. None of Parent, the Surviving Corporation or the Stockholders’ Representative shall give effect to any purported assignment or transfer made in contravention of this Section 1.13(d).

(e) Notwithstanding anything to the contrary in this Agreement, Parent may set off any amounts finally determined to be owed by any Company Stockholder pursuant to Section 1.13(b) (the “Set-Off Obligations”) against any Milestone Payment, if any, finally determined to be owed by Parent. To the extent that any amounts of any Milestone Payments are set-off, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholders.

(f) From and after the Closing (including during the Earnout Period), Parent and its Subsidiaries, including the Company, will be entitled to operate their respective businesses based upon the good faith business requirements of Parent and its Subsidiaries. Each of Parent and its Subsidiaries, including the Company, will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion, based upon the good faith business requirements of Parent and its Subsidiaries, to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the ability of the Milestone Payment Recipients to earn the Milestone Payments, and, subject to the proviso below, neither the Milestone Payment Recipients, nor the Stockholder Representative on their behalf, will have any right to claim the loss of all or any portion of a Milestone Payment or other damages as a result of such decisions.

ARTICLE II.

CLOSING

2.1 The Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place electronically by exchange of PDF copies of the required Closing deliverables as soon as reasonably practicable (and, in any event, within three (3) Business Days) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI hereof, or at such other time, date and location as Parent and the Company may agree in writing (the date of the Closing, the “Closing Date”).

2.2 Pre-Closing Deliveries.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) Closing Indebtedness, (ii) Unpaid Transaction Expenses and (iii) Closing Cash. The Company shall consult with Parent and its accountants with respect to the preparation of the Estimated Closing Statement and shall deliver appropriate supporting documentation, in detail reasonably acceptable to Parent, concurrently with the delivery of the Estimated Closing Statement. Parent and its Representatives shall have reasonable access during normal business hours to the books, records and officers of the Company to the extent reasonably required in connection with their review of the Estimated Closing Statement and the components thereof. If prior to the Closing Date, Parent disputes all or any portion of the Estimated Closing Statement, the Company and Parent shall promptly meet and resolve in good faith any disagreements concerning the Estimated Closing Statement and the components thereof prior to the Closing.

(b) No later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a schedule in spreadsheet format (the “Consideration Schedule”), in form and substance reasonably satisfactory to Parent and certified as complete and correct by the Company’s chief executive officer, setting forth all of the following information as of immediately prior to the Closing: (i) the names of all of the Company Stockholders and their respective addresses and, to the extent known by the Company, their respective e-mail addresses, (ii) the number and type of shares of Company Capital Stock held by such Company Stockholders and the respective certificate numbers representing such shares (to the extent certificated), (iii) the number of shares of Company Capital Stock held by such Company Stockholders that constitute Company Restricted Shares and the vesting schedule thereof, (iv) the calculation of the Fully Diluted Common Shares and the Aggregate Closing Parent Common Shares, (v) the calculation of aggregate cash amounts and shares of Parent Common Stock releasable to each Company Stockholder at Closing pursuant to Section 1.5 assuming each Company Stockholder is paid either a cash amount or shares of Parent Common Stock pursuant to Section 1.5, (vi) the calculation of each Company Stockholder’s Pro Rata Share of the Closing Consideration and each Milestone Payment, (vii) any information or other documentation that is required by the Exchange Agent pursuant to the Exchange Agent Agreement, including, if required, any information relating to cost basis reporting under Section 6045 of the Code and the Treasury Regulations promulgated thereunder, such as the acquisition date and acquisition price of any Company Capital Stock held by a Person that are “covered securities” within the meaning of Section 6045(g)(3) of the Code, and (viii) such other information relevant thereto which Parent may reasonably request. All amounts and allocations set forth in the Consideration Schedule shall be conclusive and binding upon the Company and the Company Stockholders and neither Parent or Merger Sub, nor, after Closing, the Surviving Corporation shall have any obligation to verify the accuracy of the Consideration Schedule. In the event of any inconsistency between the Consideration Schedule and any provision of the Company Certificate or any other document, the Consideration Schedule shall control in all respects. The Consideration Schedule shall be revised by the parties to reflect the resolution of any disputes pursuant to Section 2.2(a), any increase in Closing Indebtedness and Unpaid Transaction Expenses following Parent’s receipt of the Payoff Letters and final invoices pursuant to Section 2.2(c). An illustrative Consideration Schedule prepared under the assumption that the Closing was required to occur on the date of this Agreement is set forth in Section 2.2(b) of the Company Disclosure Letter.

(c) No later than three (3) Business Days prior to the Closing Date, the Company shall obtain and deliver to Parent accurate and complete copies of: (i) with respect to each item of Indebtedness of the Company, if any, a payoff letter, in form and substance reasonably satisfactory to Parent, from the lender of such item of Indebtedness and setting forth the amounts payable to such lender to (A) fully satisfy and discharge such Indebtedness as of the Closing and (B) terminate and release any Liens related thereto (each, a “Payoff Letter”); and (ii) an invoice from each advisor or other service provider to the Company with respect to all Transaction Expenses due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Parent and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 9.19, qualifies the correspondingly numbered and lettered representations in this Article III), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization. The Company has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Parent, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

3.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 3.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Parent by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.3 Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 3.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

3.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 and except as set forth on Section 3.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, permit, or Order applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under any Contract of the type described in Section 3.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

3.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby; and (ii) the filing of the Certificate of Merger in accordance with the DGCL.

3.6 Capitalization of the Company.1

(a) As of the date hereof, the authorized capital stock of the Company consists of (x) 17,000,000 shares of Company Common Stock, of which 5,792,770 shares are issued and outstanding as of the date of this Agreement, and (y) 8,629,973 shares of Company Preferred Stock, which includes (i) 3,328,184 shares of Series A-1 Preferred Stock with a par value of $0.00001 per share, all of which shares are issued and outstanding as of the date of this Agreement, (ii) 36,451 shares of Series A-2 Preferred Stock with a par value of $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement, (iii) 297,801 shares of Series A-3 Preferred Stock with a par value of $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement, (iv) 1,993,468 shares of Series A-4 Preferred Stock with a par value of $0.00001 per share, all of which shares are issued and outstanding as of the date of this Agreement, (v) 112,856 shares of Series A-5 Preferred Stock with a par value of $0.00001 per share, all of which shares are issued and outstanding as of the date of this Agreement, and (vi) 2,861,213 shares of Series B Preferred Stock with a par value of $0.00001 per share, all of which shares are issued and outstanding as of the date of this Agreement (clauses (i) – (vi) collectively, the “Company Preferred Stock”), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens. The Consideration Schedule shall accurately reflect, as of immediately prior to the Closing, all information required to be set forth therein, and the allocation of the consideration set forth in the Consideration Schedule will be consistent in all respects with this Agreement and the Governing Documents of the Company (including the Company Certificate).

[1]

The numbers in Section 3.6(a) assume that those certain Stock Purchase Agreements by and between each of Thomson Nguyen and James Lee on the one hand and Plastiq, Inc. on the other hand, for the purchase of 591,955 shares of the Company’s Common Stock and 197,318 shares of the Company’s Common Stock, respectively, dated on or about the date hereof, have not closed.

(b) As of the date hereof, 22,301 Company Warrants are outstanding, and all of such Company Warrants are held by SVB Financial Group. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(c) As of the date hereof, Company Options to purchase 1,273,994 shares of Company Common Stock are outstanding and 311,620 Company Restricted Shares are outstanding. As of the date hereof, there are 478,897 shares of Company Common Stock available for issuance under the Company Plan. The Company has provided to Parent, prior to the date of this Agreement, a true and complete list of each current or former employee, director, independent contractor, consultant or other individual service provider of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of Company Common Stock comprised thereof or subject thereto, vesting schedule, expiration date, if applicable, the purchase price or exercise price thereof and whether an election under Section 83(b) of the Code has been validly made with respect to each grant of Company Restricted Shares. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly granted or issued and properly approved by, the Company Board (or appropriate committee thereof) in accordance with the terms of the Company Plan. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. As of the date hereof, other than the Company Awards, there are no other equity or equity-based awards with respect to Company Capital Stock outstanding.

(d) Except as otherwise set forth in this Section 3.6 or on Section 3.6(d) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

3.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including provincial, federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth on Section 3.7(b) of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 3.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

3.8 Financial Statements.

(a) Attached as Section 3.8(a) of the Company Disclosure Letter are true and complete copies of (i) the unaudited consolidated balance sheet and consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2020(the “2020 Unaudited Financial Statements”), including any footnotes thereto; (ii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2021 (the “2021 Unaudited Financial Statements”); and (iii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the six month period ending June 30, 2022 (the “2022 Unaudited Financial Statements” and, together with the 2021 Unaudited Financial Statements and the 2020 Unaudited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Section 3.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and the absence of footnotes or the inclusion of limited footnotes), and (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries.

(c) Except as set forth on Section 3.8(c) of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as set forth on Section 3.8(d) of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit made by the Company or its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act), director or manager of the Company or its Subsidiaries. The Company and its Subsidiaries have not, respectively, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with the management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

3.9 Undisclosed Liabilities. Except as set forth on Section 3.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (in each case, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

3.10 Litigation and Proceedings. Except as set forth on Section 3.10 of the Company Disclosure Letter, as of the date hereof: (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, hearings, charges, audits, investigations (formal or informal), arbitration, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

3.11 Legal Compliance.

(a) As of the date hereof, each of the Company and its Subsidiaries is and, for the last three (3) years has been, in material compliance with all applicable Laws applicable to the conduct of business of such Company or Subsidiary and, since the date that is three (3) years prior to the date hereof, no written notices have been received by the Company or any of its Subsidiaries from any Governmental Authority or any other Person alleging a material violation of any such Laws.

(b) Each of the Company and its Subsidiaries holds all Permits, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The operations of the Company and its Subsidiaries are and, for the last three (3) years have been, conducted in compliance in all material respects with all terms and conditions of all Permits. To the Company’s knowledge, all material Permits are valid and in full force and effect and none of such material Permits will be terminated or become terminable as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. None of the Company nor any of its Subsidiaries is or has during the last three (3) years been in default under any material Permit, and no material Permit has been suspended, terminated, revoked, withdrawn, modified, or limited during the last three (3) years. To the knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under any material Permit, and no Legal Proceeding (or to the knowledge of the Company, investigation by a Governmental Authority) is pending or, to the knowledge of the Company, threatened, to suspend, terminate, revoke, or withdraw any material Permit, or to modify or limit any material Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable Company or Subsidiary to use such Permit or conduct its business.

(c) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(d) The Company and its Subsidiaries have implemented and maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law (including sufficient allocation of resources and appropriate review of such policies, procedures, and processes and oversight by qualified management) by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

3.12 Contracts; No Defaults.

(a) Section 3.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Plan. True, correct and complete copies of the Contracts listed on Section 3.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Parent or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the top ten (10) customers based on aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty (a “Top Customer”) and the top ten (10) vendors of the Company and its Subsidiaries based on aggregate spend of such counterparty (a “Top Supplier”), in each case, during the trailing six (6) months for the period ending June 30, 2022;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, in each case, in excess of $350,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $350,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) entered into in the ordinary course of business or (C) between the Company and its Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $350,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vi) Contracts (other than employment agreements, indemnification agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with Key Employees;

(viii) Contracts with any employee, individual independent contractor, consultant or other individual service provider of the Company or any of the Company’s Subsidiaries that provide for (A) annual base compensation of $250,000 or more (other than any “at-will” agreements that may be terminated by the Company or any of the Company’s Subsidiaries without liability or advance notice) or (B) change in control, retention, severance or similar payments or benefits;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person a license, immunity, or other right in or to any material Company Intellectual Property or (ii) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property that is (1) exclusive or (2) otherwise material to the business of the Company and its Subsidiaries, provided, however, that none of the following are required to be set forth on Section 3.12(a) in the Company Disclosure Letter: (A) non-exclusive licenses of or other non-exclusive grants of rights of access or use in Company Intellectual Property granted to vendors or customers in the ordinary course of business; (B) Open Source Licenses; (C) Contracts granting to the Company or any of its Subsidiaries nonexclusive rights to use uncustomized Software that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $100,000 per year; or (D) invention assignment agreements with employees or contractors on standard forms made available to the Parent with no material exclusions or deviations;

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $350,000 in any calendar year;

(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or equivalent rights (howsoever described); or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $350,000 in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 3.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date, all of the Contracts listed pursuant to Section 3.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or a Subsidiary of the Company thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 3.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

(c) None of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified the Company or any of its Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any its Subsidiaries (other than due to the expiration of an existing contractual arrangement or quarterly or annual contract negotiations in the ordinary course of business); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

3.13 Company Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits or remuneration to any current or former director, officer, individual consultant, worker or employee, which is maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan description, including any summaries of material modifications, (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (or equivalent document under any other applicable Law), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan, (F) written compliance testing results for the three (3) most recent plan years and (G) all material, non-routine correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, Canada Revenue Agency or any other Governmental Authority received in the last three (3) years with respect to any Company Benefit Plan.

(b) (i) Each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan have been made and all obligations in respect of each Company Benefit Plan have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification or may rely upon an opinion letter for a preapproved plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “Title IV Plan”), and neither the Company nor any of its Subsidiaries or any of their ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its Subsidiaries has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of Section 413 of the Code), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law with respect to any Company Benefit Plan.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability with respect to any employee benefit plan maintained for the benefit of any employee, officer, director or individual consultant based outside of the United States. With respect to each Company Benefit Plan that is not subject exclusively to U.S. Law (a “Non-U.S. Benefit Plan”), each such Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in all material respects in good standing (with respect to jurisdictions that recognize such concept) with applicable regulatory authorities.

(e) (i) There are no pending, or to the knowledge of the Company, threatened actions, suits or claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto or against the Company or any of its Subsidiaries with respect to any Company Benefit Plan, and (ii) there is no audit or other proceeding by a Governmental Authority pending, or to the knowledge of the Company, threatened with respect to any Company Benefit Plan, in either case of clause (i) or (ii), which could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(f) Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(g) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law (the full cost of which is borne by the employee or former employee), and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(h) Except as set forth on Section 3.13(h) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or increase in severance pay or any other compensation payable by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) result in the forgiveness of any indebtedness of any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company, (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (v) otherwise give rise to any material liability under any Company Benefit Plan, or (vi) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

3.14 Labor Relations; Employees.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement or arrangement, (ii) no such agreement or such other arrangement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no labor union, works council, or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries, and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, vacation, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of Trade Secrets.

(e) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company and its Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2022 through the date hereof.

(f) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

(g) Except as could not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, all individuals providing services to the Company and its Subsidiaries as of the date of this Agreement who are characterized and treated by any the Company and its Subsidiaries as independent contractors are properly treated as independent contractors under all applicable Law, are not employees, and have not been misclassified as independent contractors, and no such misclassification has occurred during the past three (3) years, and none of the Company nor its Subsidiaries have received any notice from any Governmental Authority disputing such classification.

3.15 Taxes.

(a) All material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e) There are no audits, examinations or other Legal Proceedings with respect to any material amount of Taxes of the Company or any of its Subsidiaries presently in progress or to the knowledge of the Company, threatened, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying in whole or in part for tax-free treatment under Section 355 of the Code in the three (3) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority within the last three (3) years where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition, in each case, made by the Company or its Subsidiaries prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by the Company or its Subsidiaries prior to the Closing, (iii) change in method of accounting of the Company or its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or its Subsidiaries prior to the Closing. The Company will not be required to make any payment after the Closing as a result of an election under Section 965(h) of the Code.

(m) The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation. Each of the Company’s Subsidiaries is, and has been at all times since formation, treated for U.S. federal income Tax purposes as the type of entity (corporation, partnership or disregarded entity) set forth opposite its name in Section 3.15(m) of the Company Disclosure Letter.

(n) Neither the Company nor any of its Subsidiaries has deferred any Taxes under COVID-19 Measures.

(o) Neither the Company nor any of its Subsidiaries has an office, permanent establishment, branch or other activities outside the jurisdiction of its incorporation.

(p) Each Person who holds Company Restricted Shares that are subject to vesting or a “substantial risk of forfeiture” within the meaning of Section 83 of the Code has made a valid and timely election under Section 83(b) of the Code with respect to such Company Restricted Shares.

3.16 No Brokers. Except as set forth on Section 3.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Parent, the Company or any of the Company’s Subsidiaries has any obligation.

3.17 Insurance. Section 3.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Parent. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

3.18 Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

3.19 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

3.20 Real Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Parent.

(iii) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property, and to the Company’s knowledge no such proceeding or similar Action has been threatened.

(b) None of the Company or any of its Subsidiaries owns any real property or has owned any real property in the last three (3) years.

3.21 Intellectual Property.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of (i) each item of Company Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”) and (ii) all material unregistered trademarks used by the Company or any of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Company Registered Intellectual Property, and all Company Registered Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is valid, subsisting, and enforceable. All Company Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(b) The Company or one of its Subsidiaries solely and exclusively owns all right, title, and interest in and to all Company Intellectual Property free and clear of all Liens (other than Permitted Liens) and has a valid license or otherwise lawful right to use all other Intellectual Property and IT Systems used in or necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof and as currently contemplated to be conducted, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) There is not, and within the six (6) years preceding the date of this Agreement there has not been, any Action pending against the Company or any of the Company’s Subsidiaries, no written claims have been received by the Company or any of its Subsidiaries (including unsolicited offers to license patents), nor to the knowledge of the Company, has any third party threatened any Action: (A) alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Company Intellectual Property. None of the Company, its Subsidiaries, their products and services, nor the conduct of their businesses does or did infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.

(d) Except as set forth on Section 3.21(d) of the Company Disclosure Letter, (i) to the knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company as a whole, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of the Company’s Subsidiaries in any respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the six (6) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to maintain and protect all Company Intellectual Property and to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company as a whole, there has not been any (i) unauthorized disclosure of or unauthorized access to any Trade Secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of rights in any Trade Secrets; or (ii) to the Company’s knowledge, material breaches by any Person of any confidentiality or non-disclosure contract relating to Trade Secrets of the Company or any of the Company’s Subsidiaries that has resulted or may result in the misappropriation of, or loss of rights in Trade Secrets.

(f) All Persons, including current or past employees, consultants and contractors of the Company who contribute or have contributed to the creation, development, design or modification of any material Company Intellectual Property have executed valid and binding written agreements pursuant to which such Persons have expressly assigned to the Company or its applicable Subsidiaries all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiary by operation of Law (and, in the case of contractors, to the extent such Intellectual Property was intended by the Company to be proprietary to the Company or its Subsidiary).

(g) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company or any Subsidiary in the development of any Intellectual Property owned by the Company or any of the Company’s Subsidiaries nor does any such Person have any rights, title, or interest in or to any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company or any of its Subsidiaries is obligated to grant any license, rights, or immunity in or to any Company Intellectual Property to any Person.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) all Company Software, and (ii) Open Source Materials, is in all material respects in compliance with all Open Source Licenses applicable thereto. Neither the Company nor any of the Subsidiaries of the Company has used any Open Source Materials in a manner that subjects any material Company Software to any Copyleft Terms. The Company does not own or use any AI/ML technologies that are material to the conduct of its business as currently conducted as of the date hereof.

(i) The Company IT Systems operate and perform as required for the conduct of the businesses of the Company and its Subsidiaries as presently conducted. To the knowledge of the Company, the Company IT Systems and Company Software do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices that, in each case, if activated would be material to the business of the Company and its Subsidiaries taken as a whole.

3.22 Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in material compliance with, and have maintained and been in material compliance with, the Privacy and Security Requirements. There are no Legal Proceedings by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, threatened in writing against the Company or its Subsidiaries alleging a violation of any of the Privacy and Security Requirements, or of any third Person’s privacy, Personal Information or personal information rights.

(b) Each of the Company and its Subsidiaries have implemented and maintained, commercially reasonable policies and commercially reasonable security: (A) designed to maintain the confidentiality, integrity and availability of Company IT Systems and the data (including Personal Information or sensitive or proprietary business information) in their possession, custody, or control, including against unauthorized access, use, modification, disclosure or other misuse, and through administrative, technical and physical safeguards; (B) establishing commercially reasonable disaster recovery plans and procedures, backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with the Privacy and Security Requirements and customary industry practices; and (C) designed to prevent unauthorized access to, or control of the Company products or services.

(c) To the knowledge of the Company, the Company IT Systems are free from malicious software, hardware, or other implement designed to disrupt, damage, or gain unauthorized access to the Company IT Systems. Neither the Company, nor any Subsidiary, has experienced any material Security Breach or other material incident impacting the confidentiality, integrity, or availability of the Company IT Systems or any data (including Personal Information or sensitive or proprietary business information) in the possession, custody, or control of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has received any written claim pursuant to any Privacy and Security Requirements; or complaint from any Person, or provided any written notice, or been required to provide any written notice, to any Person, with respect to any material violation of the Privacy and Security Requirements, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

3.23 Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved have been in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Parent all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

3.24 Absence of Changes. Since June 30, 2022 to the date of this Agreement, there has not been any Material Adverse Effect on the Company.

3.25 Anti-Corruption Compliance.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered, promised, authorized or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

3.26 Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

3.27 Government Contracts. The Company is not party to: (i) any Contract (other than the Company’s standard online terms and conditions), including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

3.28 Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course.

3.29 Related Party Transactions. Except as set forth on Section 3.29 of the Company Disclosure Letter, there are no material transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, present officer or director of the Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Capital Stock constituting, as of the date of this Agreement, more than 5% of the total number of Company Capital Stock on a fully diluted basis, calculated as of the date of this Agreement (each of the foregoing, a “Company Related Party”), on the other hand, except, in each case, for (a) Contracts and arrangements related or incidental to any Company Related Party’s employment or retention as a director or other service provider by the Company or any of its Subsidiaries (including compensation, benefits and advancement or reimbursement of expenses), and (b) Contracts relating to a Company Related Party’s status as a holder of Company Capital Stock of the Company. Except as set forth on Section 3.29 of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any borrower or holder who is a current or former employee of the Company or any of its Subsidiaries.

3.30 No Additional Representation or Warranties. Except as expressly stated in this Article III, neither the Company nor any its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever, express or implied, to the Parent or Merger Sub or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Parent or Merger Sub or their respective Affiliates. Notwithstanding anything contained in this Agreement, the Company, and any of its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company has made its own investigation of Parent and Merger Sub and that neither Parent nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Parent or Merger Sub in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Parent or the Merger Sub. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of the Parent and the Merger Sub are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered to the Company by Parent and Merger Sub on the date of this Agreement (the “Parent Disclosure Letter”) (each section of which, subject to Section 9.19, qualifies the correspondingly numbered and lettered representations in this Article IV), Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization. Each of Parent and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of incorporation and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Parent’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Parent to the Company, are true, correct and complete. Each of Parent and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Parent.

4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Parent Board and by Parent as the sole shareholder of Merger Sub and (ii) determined by the Parent Board as advisable to Parent and the stockholders of Parent. No other company proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Parent and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3 Subsidiaries. A complete list of each Subsidiary of Parent and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.3 of the Parent Disclosure Letter. The Subsidiaries of Parent have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of Parent’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Company by or on behalf of the Parent. Each Subsidiary of Parent is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent and Merger Sub and the other documents contemplated hereby by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Parent or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Order applicable to Parent or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Parent.

4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of Parent or Merger Sub with respect to Parent’s and Merger Sub’s execution or delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to perform or comply with on a timely basis any material obligation of Parent or Merger Sub under this Agreement or to consummate the transactions contemplated hereby; and (ii) the filing of the Certificate of Merger in accordance with the DGCL.

4.6 Capitalization of Parent.

(a) As of August 31, 2022, the authorized capital stock of Parent consists of (x) 109,300,000 shares of Parent Common Stock, of which 14,411,713 shares are issued and outstanding as of the date of this Agreement, and (y) 67,133,934 shares of Parent Preferred Stock, which includes (i) 5,314,544 shares of Series A-1 Preferred Stock (converting at approximately 1 to 1.044) with a par value of $0.000001 per share, of which 5,197,023 shares are issued and outstanding as of the date of this Agreement, (ii) 3,681,072 shares of Series A Preferred Stock with a par value of $0.000001 per share, all of which are issued and outstanding as of the date of this Agreement, (iii) 6,906,074 shares of Series B-1 Preferred Stock with a par value of $0.000001 per share, all of which are issued and outstanding as of the date of this Agreement, (iv)

7,868,616 shares of Series B-2 Preferred Stock with a par value of $0.000001 per share, of which 7,726,521 shares are issued and outstanding as of the date of this Agreement, (v) 9,855,559 shares of Series B Preferred Stock with a par value of $0.000001 per share, of which 9,785,801 shares are issued and outstanding as of the date of this Agreement, (vi) 9,303,006 shares of Series C Preferred Stock with a par value of $0.000001 per share, of which 9,164,281 shares are issued and outstanding as of the date of this Agreement, (vii) 11,899,900 shares of Series D Preferred Stock with a par value of $0.000001 per share, of which 11,304,900 shares are issued and outstanding as of the date of this Agreement and (viii) 12,305,163 shares of Series E Preferred Stock with a par value of $0.000001 per share, of which 4,713,876 shares are issued and outstanding as of the date of this Agreement (clauses (i) – (viii) collectively, the “Parent Preferred Stock”), and there are no other authorized equity interests of Parent that are issued and outstanding. All of the issued and outstanding shares of Parent Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of Parent and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of Parent or any Contract to which Parent is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Section 4.6(b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the outstanding Parent Warrants. All outstanding Parent Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of Parent and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of Parent or any Contract to which Parent is a party or otherwise bound; and (iv) are free and clear of any Liens.

(c) As of August 31, 2022, Parent Options to purchase 16,867,726 shares of Parent Common Stock are outstanding and 281,250 of Parent Restricted Shares are outstanding. As of August 31, 2022, there are 5,427,988 shares of Parent Common Stock reserved for issuance under the Parent Plan. All Parent Awards are evidenced by award agreements in substantially the forms previously made available to the Company, and no Parent Award is subject to terms that are materially different from those set forth in such forms. Each Parent Award was validly granted or issued and properly approved by, the Parent Board (or appropriate committee thereof) in accordance with the terms of the Parent Plan. Each Parent Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Parent Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Parent Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(d) Except as otherwise set forth in this Section 4.6 or on Section 4.6(d) of the Parent Disclosure Letter, Parent has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Parent Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of Parent or the value of which is determined by reference to shares or other equity interests of Parent, and there are no voting trusts, proxies or agreements of any kind which may obligate Parent to issue, purchase, register for sale, redeem or otherwise acquire any shares of Parent Capital Stock.

4.7 Litigation and Proceedings. Except as set forth on Section 4.7 of the Parent Disclosure Letter, as of the date hereof: (a) there are no pending or, to the knowledge of Parent, threatened, Legal Proceedings against Parent or any of Parent’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Order imposed upon Parent or any of Parent’s Subsidiaries; nor are any properties or assets of Parent or any of Parent’s Subsidiaries’ respective businesses bound or subject to any Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of Parent and its Subsidiaries, taken as a whole.

4.8 Legal Compliance.

(a) As of the date hereof, each of Parent and its Subsidiaries is and, for the last three (3) years has been, in material compliance with all applicable Laws applicable to the conduct of business of Parent or such Subsidiary and, since the date that is three (3) years prior to the date hereof, no written notices have been received by Parent or any of its Subsidiaries from any Governmental Authority or any other Person alleging a material violation of any such Laws.

(b) Each of the Parent and its Subsidiaries holds all Permits, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent or its Subsidiaries. The operations of the Parent and its Subsidiaries are and, for the last three (3) years have been, conducted in compliance in all material respects with all terms and conditions of all Permits. To the Parent’s knowledge, all material Permits are valid and in full force and effect and none of such material Permits will be terminated or become terminable as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. None of the Parent nor any of its Subsidiaries is or has during the last three (3) years been in default under any material Permit, and no material Permit has been suspended, terminated, revoked, withdrawn, modified, or limited during the last three (3) years. To the knowledge of the Parent, no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under any material Permit, and no Legal Proceeding (or to the knowledge of the Parent, investigation by a Governmental Authority) is pending or, to the knowledge of the Parent, threatened, to suspend, terminate, revoke, or withdraw any material Permit, or to modify or limit any material Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable Parent or Subsidiary to use such Permit or conduct its business.

(c) For the past three (3) years, none of Parent or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of Parent and its Subsidiaries, taken as a whole.

(d) Parent and its Subsidiaries have implemented and maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law (including sufficient allocation of resources and appropriate review of such policies, procedures, and processes and oversight by qualified management) by any of the Parent’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Parent or any of the Parent’s Subsidiaries, will be prevented, detected and deterred.

4.9 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent is the sole stockholder of Merger Sub.

4.10 Valid Issuance of Shares. The shares of Parent Common Stock issuable in the Merger, when issued by Parent in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Company Stockholders herein, will be duly issued, fully paid and non-assessable.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Parent Disclosure Letter sets forth a true and complete list of (i) each item of Parent Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Parent or any of the Parent’s Subsidiaries as of the date of this Agreement (“Parent Registered Intellectual Property”) and (ii) all material unregistered trademarks used by the Parent or any of the Parent’s Subsidiaries. Parent or one of Parent’s Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Parent Registered Intellectual Property, and, to the best of the Parent’s knowledge, all Parent Registered Intellectual Property (excluding any pending applications included in the Parent Registered Intellectual Property) is valid, subsisting, and enforceable. All Parent Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(b) Parent or one of its Subsidiaries solely and exclusively owns all right, title, and interest in and to all Parent Intellectual Property free and clear of all Liens (other than Permitted Liens) and has a valid license or otherwise lawful right to use all other Intellectual Property and IT Systems used in or necessary for the continued conduct of the business of Parent and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof and as currently contemplated to be conducted, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) There is not, and within the six (6) years preceding the date of this Agreement there has not been, any Action pending against Parent or any of Parent’s Subsidiaries, no written claims have been received by Parent or any of its Subsidiaries (including unsolicited offers to license patents), nor to the knowledge of Parent, has any third party threatened any Action: (A) alleging Parent’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Parent Intellectual Property. None of Parent, its Subsidiaries, their products and services, nor the conduct of their businesses does or did infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.

(d) Except as set forth on Section 4.11(d) of the Parent Disclosure Letter, (i) to the knowledge of Parent, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent as a whole, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property of Parent or any of Parent’s Subsidiaries in any respect, and (ii) Parent and its Subsidiaries have not sent to any Person within the six (6) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of Parent or any of Parent’s Subsidiaries.

(e) Parent and its Subsidiaries have taken commercially reasonable measures to maintain and protect all Parent Intellectual Property and to protect the confidentiality of any Trade Secrets included in the Parent Intellectual Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent as a whole, there has not been any (i) to Parent’s knowledge, unauthorized disclosure of or unauthorized access to any Trade Secrets of Parent or any of Parent’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of rights in any Trade Secrets; or (ii) to Parent’s knowledge, material breaches by any Person of any confidentiality or non-disclosure contract relating to Trade Secrets of Parent or any of Parent’s Subsidiaries that has resulted or may result in the misappropriation of, or loss of rights in Trade Secrets.

(f) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by Parent or any Subsidiary in the development of any Intellectual Property owned by Parent or any of Parent’s Subsidiaries nor does any such Person have any rights, title, or interest in or to any Parent Intellectual Property. Neither Parent nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which Parent or any of its Subsidiaries is obligated to grant any license, rights, or immunity in or to any Parent Intellectual Property to any Person.

(g) Parent’s and its Subsidiaries’ use and distribution of (i) all any and all Software owned (or purported to be owned), in whole or in part, by Parent or any of its Subsidiaries (the “Parent Software”), and (ii) Open Source Materials, is in all material respects in compliance with all Open Source Licenses applicable thereto. Neither Parent nor any of the Subsidiaries of Parent has used any Open Source Materials in a manner that subjects any material Parent Software to any Copyleft Terms.

(h) All Persons, including current or past employees, consultants and contractors of Parent who contribute or have contributed to the creation, development, design or modification of any material Parent Intellectual Property have executed valid and binding written agreements pursuant to which such Persons have expressly assigned to Parent or its applicable Subsidiaries all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in Parent or its Subsidiary by operation of Law (and, in the case of contractors, to the extent such Intellectual Property was intended by Parent to be proprietary to Parent or its Subsidiary).

4.12 Privacy and Cybersecurity.

(a) Parent and its Subsidiaries maintain and are in material compliance with, and have maintained and been in material compliance with, all: (i) the Privacy and Security Requirements; (ii) Parent’s and its Subsidiaries’ internal or external privacy policies; and (iii) Parent’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cyber security, data security and the security of Personal Information controlled by Parent’s and each of its Subsidiaries. There are no Legal Proceedings by any Person (including any Governmental Authority) pending to which Parent or any of Parent’s Subsidiaries is a named party or, threatened in writing against Parent or its Subsidiaries alleging a violation of any of the Privacy and Security Requirements, or of any third Person’s privacy, Personal Information or personal information rights.

(b) Each of Parent and its Subsidiaries have implemented and maintained, commercially reasonable policies and commercially reasonable security: (A) designed to maintain the confidentiality, integrity and availability of the IT Systems of Parent and the data (including Personal Information or sensitive or proprietary business information) in their possession, custody, or control, including against unauthorized access, use, modification, disclosure or other misuse, and through administrative, technical and physical safeguards; (B) establishing commercially reasonable disaster recovery plans and procedures, backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with the Privacy and Security Requirements and customary industry practices; and (C) designed to prevent unauthorized access to, or control of the Parent products or services.

(c) To the knowledge of Parent, the IT Systems of Parent are free from malicious software, hardware, or other implement designed to disrupt, damage, or gain unauthorized access to the IT Systems of Parent. Neither Parent nor any Subsidiary of Parent has experienced any material Security Breach or other material incident impacting the confidentiality, integrity, or availability of the IT Systems of Parent or any data (including Personal Information or sensitive or proprietary business information) in the possession, custody, or control of Parent or any of its Subsidiaries. Neither Parent nor any Subsidiary of Parent has received any written claim pursuant to (i) any Privacy and Security Requirements, or (ii) Parent’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cyber security, data security and the security of Personal Information held or controlled by Parent and each of its Subsidiaries; or complaint from any Person, or provided any written notice, or been required to provide any written notice, to any Person, with respect to any material violation of (A) the Privacy and Security Requirements; and (B) Parent’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cyber security, data security and the security of Personal Information held or controlled by Parent and each of its Subsidiaries, nor has any such notice or complaint been threatened in writing against Parent or any of Parent’s Subsidiaries.

4.13 Related Party Transactions. Except as set forth on Section 4.13 of the Parent Disclosure Letter, there are no material transactions or Contracts between Parent or any of its Subsidiaries, on the one hand, and any Affiliate of Parent, present officer or director of Parent, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Parent Capital Stock constituting, as of the date of this Agreement, more than 5% of the total number of Parent Capital Stock on a fully diluted basis, calculated as of the date of this Agreement (each of the foregoing, a “Parent Related Party”), on the other hand, except, in each case, for (a) Contracts and arrangements related or incidental to any Parent Related Party’s employment or retention as a director or other service provider by Parent or any of its Subsidiaries (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of Parent or any of its Subsidiaries in the ordinary course of business consistent with applicable Parent policies and arrangements related or incidental thereto and (c) Contracts relating to a Parent Related Party’s status as a holder of Parent Capital Stock.

4.14 Property. The tangible property and assets that Parent owns are free and clear of all Liens, except for Permitted Liens. With respect to the tangible property and assets it leases, Parent is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any Liens other than those of the lessors of such property or assets. Parent does not own, and has not ever owned, any real property. Except as would not be expected to be material to Parent and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by Parent and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of Parent and its Subsidiaries after the Closing in the ordinary course.

4.15 Financial Statements.

(a) True and correct copies of the following (collectively, the “Parent Financial Statements”) have been made available to the Company prior to or on the date hereof: (i) the audited consolidated balance sheet and consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of Parent and its Subsidiaries for the twelve-month period ended December 31, 2020, together with each auditor’s reports thereon (the “Parent Audited Financial Statements”), including the footnotes thereto; (ii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of Parent and its Subsidiaries for the twelve-month period ended December 31, 2021; and (iii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of Parent and its Subsidiaries as of and for the three month period ending March 31, 2022 (the “Parent Q1 Financial Statements”).

(b) Except as set forth on Section 4.15(b) of the Parent Disclosure Letter, the Parent Financial Statements (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Parent Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Parent Q1 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Parent Q1 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) were prepared from, and are in accordance in all material respects with, the books and records of Parent and its consolidated Subsidiaries.

4.16 Absence of Changes. Since December 31, 2021 (a) there has not been any Material Adverse Effect on Parent and (b) except as set forth in Section 4.16 of the Parent Disclosure Letter, Parent and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

4.17 Employee Matters.

(a) Except as set forth on Section 4.17(a) of the Parent Disclosure Letter, (i) neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement or arrangement, (ii) no such agreement or such other arrangement is being negotiated by Parent or any of Parent’s Subsidiaries, (iii) no labor union, works council, or any other employee representative body has requested or, to the knowledge of Parent, has sought to represent any of the employees of Parent or its Subsidiaries, and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of Parent, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. In the past three (3) years, there has been no actual or, to the knowledge of Parent, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting Parent or any Subsidiary of Parent.

(b) Each of Parent and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, vacation, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of Parent, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of Parent or any of its Subsidiaries, and (ii) neither Parent nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

(d) Section 4.17(d) of the Parent Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each material Parent Benefit Plan other than any individual Contract. For purposes of this Agreement, a “Parent Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits or remuneration to any current or former director, officer, individual consultant, worker or employee, which is maintained, sponsored or contributed to by Parent or any of Parent’s Subsidiaries, or to which Parent or any of Parent’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority.

(e) Except as set forth on Section 4.17(e) of the Parent Disclosure Letter, (i) each Parent Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to Parent and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Parent Benefit Plan have been made and all obligations in respect of each Parent Benefit Plan have been accrued and reflected in Parent’s financial statements to the extent required by GAAP; and (iii) each Parent Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a preapproved plan and, to the knowledge of Parent, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan.

(f) No Parent Benefit Plan is a Multiemployer Plan or Title IV Plan, and neither Parent nor any of its Subsidiaries or any of their ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither Parent nor any of its Subsidiaries has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

4.18 Tax Matters.

(a) All material Tax Returns required to be filed by Parent or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of Parent or any of its Subsidiaries.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Parent or any of its Subsidiaries that remains unresolved or unpaid.

(d) There are no audits, examinations or other Legal Proceedings with respect to any material amount of Taxes of Parent or any of its Subsidiaries presently in progress or to the knowledge of Parent, threatened.

4.19 Anti-Corruption Compliance.

(a) For the past three (3) years, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, employee or agent acting on behalf of Parent or any of Parent’s Subsidiaries, has offered, promised, authorized or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) To the knowledge of Parent, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Parent or any of the Parent’s Subsidiaries

(c) Each of Parent and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

4.20 Sanctions and International Trade Compliance.

(a) Parent and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required Export Approvals. There are no pending or, to the knowledge of the Parent, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against Parent or any of Parent’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither Parent nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of Parent, employees or any of Parent’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of Parent or any of Parent’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

4.21 Sufficiency of Assets. Except as would not be expected to be material to Parent and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by Parent and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of Parent and its Subsidiaries after the Closing in the ordinary course.

4.22 No Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or who is or may be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

4.23 SPAC Transaction. As of the date hereof, Parent has made available (including by way of any SPAC Parent publicly available filings with the SEC) to the Company all material agreements and other material information available to it regarding the terms and conditions of the SPAC Transaction.

4.24 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of Parent and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Parent has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. Except as otherwise expressly set forth in this Agreement, Parent understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

4.25 No Additional Representation or Warranties. Except as provided in this Article IV, neither Parent nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

ARTICLE V.

COVENANTS

5.1 Conduct of the Company. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article VII (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or required by Law or as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Company Disclosure Letter or as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or required by Law:

(a) change or amend the Governing Documents of the Company;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Capital Stock or equity interests in a manner that would increase the Aggregate Closing Parent Common Shares payable to the stockholders of the Company;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company, except for the acquisition by the Company of any shares of capital stock, membership interests or other equity interests of the Company or of any Company Options and Company Restricted Stock in connection with the repurchase, forfeiture or cancellation of such interests, Company Options and Company Restricted Shares;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 3.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business or as required by Law;

(f) sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless equipment, (iii) transactions among the Company and its Subsidiaries or among its Subsidiaries and (iv) transactions in the ordinary course of business;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, or existing Company Benefit Plans, (i) grant any severance, retention, change in control or termination or similar pay, (ii) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, (v) hire or engage the employment or service of, promote, demote or change the employment status or title of any employee or independent contractor, (vi) terminate the employment or engagement, other than for cause, death or disability, of any employee or independent contractor, (vii) waive any restrictive covenants applying to any current or former employee or independent contractor, or (viii) plan, announce, implement, or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of the Company or any of the Company’s Subsidiaries (other than individual employee terminations for cause permitted under prong (vi) of this Section 5.1(h));

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) incur or assume any indebtedness for borrowed money;

(k) (i) make or change any material election in respect of Taxes in a manner that is inconsistent with past practice, (ii) amend, modify or otherwise change any filed Tax Return in a manner that is material to the Company and its Subsidiaries, (iii) adopt or change (or request permission of any taxing authority to change) any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes, (vii) file any material Tax Return of the Company or its Subsidiaries in a manner that is materially inconsistent with the past practices of the Company or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(l) authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock or grant any additional equity or equity-based compensation (including Company Restricted Shares) other than (i) upon the exercise or settlement of Company Options under the Company Plan and applicable award agreement outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement and (ii) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement;

(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings;

(o) (A) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a Lien (other than a Permitted Lien), or grant to, or agree to grant to, any Person rights, title or interest of, in or to any Company Intellectual Property that is material to the Company and its Subsidiaries (other than non-exclusive licenses of Company Intellectual Property granted to customers or distributors in the ordinary course of business consistent with past practice), or dispose of, cancel, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of immaterial domain names, applicable registration period); or (B) subject any material Company Intellectual Property to any Copyleft Terms;

(p) disclose or agree to disclose to any Person (other than Parent or any of its representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(q) make or commit to make capital expenditures;

(r) manage the Company’s and its Subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

(s) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(t) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(u) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(v) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(w) cease conducting, or enter into any new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(x) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; or

(y) enter into any agreement to do any action prohibited under this Section 5.1.

5.2 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VII, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (v) agree or otherwise commit to enter into or engage in any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company shall promptly (and in any event within two (2) Business Days) notify, in writing, Parent of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. The Company shall promptly (and in any event within twenty-four (24) hours) keep Parent reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

5.3 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree (a) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (A) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement, provided that none of Parent, the Stockholders’ Representative, Merger Sub or the Company, nor any of their respective Affiliates, shall be required to make any payments, commence litigation or agree to modifications of any terms in order to obtain any such waivers, consents or approvals; (B) to obtain all necessary Permits as are required to be obtained under applicable Law; (C) to give all notices to, and make all registrations and filings with, third parties, including Governmental Authorities; and (D) to fulfill all conditions of the other party set forth in Article VI. The Company shall provide Parent with a reasonable opportunity to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any waivers, consents, approvals, notices, Orders, registrations and filings to be made, given or used by the Company and shall, as promptly as reasonably practicable, deliver to Parent a copy of any such registration or filing made, any such notice given or any such waiver, consent, approval or Order obtained by the Company prior to the Closing Date as Parent may reasonably request.

5.4 Omitted.

5.5 Tax Matters.

(a) The Company shall prepare (or cause to be prepared), and timely file, all Tax Returns of the Company and its Subsidiaries required to be filed on or before the Closing Date with respect to Tax periods ending on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the Company’s prior practice except as required by applicable Law. The Company shall provide a copy of any such Tax Return that is an income, franchise, or gross receipts Tax Return or any other material Tax Return to Parent at least thirty (30) days before the due date (taking into account any valid extensions) for filing such Tax Returns for Parent’s review and approval (which shall not be unreasonably withheld, conditioned or delayed). Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company or its Subsidiaries for any Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date.

(b) For purposes of this Agreement, the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and other ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date by assuming that the books of the Company were closed at the end of the day on the Closing Date.

(c) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne fifty percent (50%) by the Company Stockholders and fifty percent (50%) by the Parent.

5.6 Indemnification and Insurance.

(a) From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such Company Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided that Parent’s obligations under this Section 5.6 shall not apply to any claim or matter that relates to a willful or intentional breach of a representation, warranty, covenant, agreement or obligation made by or of the Company in connection with this Agreement or the transactions contemplated hereby. Without limiting the foregoing, Parent shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Parent’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, or its respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Parent or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Parent be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Parent or the Company, as applicable, for such insurance policy for the year ended December 31, 2022; provided, however, that (i) Parent may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 5.6 shall be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, Parent shall enter into a customary indemnification agreement with Thomson Nguyen, which indemnification agreement shall be in the same form executed by the other officers and directors of Parent and shall continue to be effective following the Closing.

5.7 Access and Information.

(a) During the Interim Period, each of the Company and Parent shall (i) give the other party and such party’s Representatives reasonable access to its offices, properties, books and records, upon the reasonable request of the other party, (ii) furnish to the other party and such party’s Representatives such financial and operating data and other information relating to the other party as such Persons may reasonably request and (iii) instruct its Representatives to cooperate with the other party in its investigation and due diligence review of the Company and Parent, as applicable. Any investigation pursuant to this Section 5.7(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and Parent, as applicable.

(b) Without limiting the generality of the foregoing, during the Interim Period, the Company shall permit Parent and its Representatives to contact the Company’s accountants, auditors and employees, and the Company shall, and shall use its reasonable best efforts to cause such accountants, auditors and employees to, discuss, reasonably cooperate and provide all material information, documentation, data and materials (whether in electronic form of otherwise) relating to the Company that is in the control or possession of the Company or its Affiliates or Representatives as Parent may reasonably request, including any information that is reasonably required for the preparation of financial statements of Parent that include financial and operating data relating to the Company or financial information of the Company as may be required to be included in the Registration Statement (as defined in the SPAC Agreement) in connection with the SPAC Transaction; provided that such discussions, cooperation and provision do not interfere unreasonably with the conduct of the business of the Company.

(c) Notwithstanding anything herein to the contrary in this Section 5.7, no access or examination contemplated by this Section 5.7 shall be permitted to the extent that it would require the Company or Parent or any of their respective Subsidiaries, as applicable, to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that each the Company and Parent (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the Company or Parent, as applicable, in order that all such information may be provided to the other party without causing such violation or waiver.

5.8 Confidentiality; Public Announcements.

(a) Parent and the Company hereby acknowledge and agree to continue to be bound by the Mutual Non-Disclosure Agreement dated as of March 31, 2022, by and between Parent and the Company (the “Confidentiality Agreement”).

(b) Prior to the Closing, no party hereto shall, and each such party shall cause each of its respective Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other party’s name or refer to the other party directly or indirectly in connection with such party’s relationship with the other party in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by applicable Law (including the rules or regulations of any securities exchange).

5.9 Employee Matters.

(a) Unless otherwise requested by Parent in writing no later than five (5) Business Days prior to the Closing Date, effective as of the day immediately preceding the Closing Date, the Company shall terminate any Company Benefit Plan intended to include a Code Section 401(k) arrangement. Unless Parent provides such written notice to the Company, no later than three (3) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Benefit Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval by Parent. The Company also shall take such other actions in furtherance of terminating such Company Benefit Plan(s) prior to the Closing Date as Parent may reasonably require.

(b) Nothing contained in this Agreement, including, without limitation, this Section 5.9 shall, or shall be construed as to: (i) alter or limit Parent or the Company’s ability to amend, modify or terminate any particular Company Benefit Plan, program, agreement or arrangement or constitute an amendment or modification of any particular Company Benefit Plan, program, agreement or arrangement; (ii) confer upon any current or former employee or other service provider of the Company or any of its Subsidiaries any right to employment or continued employment or services for any period of time by reason of this Agreement; (iii) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee, independent contractor, director or other service provider of the Company (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time following the Closing; or (iv) confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

(c) The Company shall cause each loan made pursuant to a promissory note between the Company and each of the borrowers and holders, as applicable, identified on Section 5.9(c) of the Company Disclosure Letter in the amounts set forth next to each such borrower’s name on Section 5.9(c) of the Company Disclosure Letter, together with all accrued but unpaid interest thereon (collectively, the “Employee Loans”), to be repaid in full and terminated without any further force and effect and without any liability or other obligation to the Company and its Subsidiaries, no later than five (5) Business Days prior to the Closing Date. Prior to the Closing Date, the Company shall provide evidence satisfactory to Parent that each Employee Loan has been repaid in full and terminated.

(d) As soon as administratively practicable following the Closing (and in any event, no later than thirty (30) days following the Closing Date), Parent shall issue to each holder of New Parent Options who is employed or providing services as a director or consultant to Parent or a Subsidiary as of the grant date (each, a “New Parent Optionholder”) an award of Parent restricted stock units (“Parent RSUs”) representing the right to receive on the Settlement Date (as defined below) a number of shares of Milestone Stock Consideration with a value equal to the product of (i) the quotient (expressed as a percentage) obtained by dividing (A) the number of shares of Parent Common Stock subject to such New Parent Optionholder’s New Parent Options (taking into account the applicable exercise price) by (B) the aggregate number of shares subject to all New Parent Options, in each case, determined as of immediately after the Closing and after giving effect to the conversion of Company Stock Options pursuant to Section 1.6(a), and (ii) the Parent RSU Pool. Each award of Parent RSUs shall be subject to all of the following vesting conditions: (x) a performance-based vesting condition whereby 25% of the Parent RSUs vest subject to the achievement of each of the 2023 Company Revenue Threshold, the 2024 Company Revenue Threshold, the 2025 Company Revenue Threshold and the 2026 Company Revenue Threshold (the “Performance Condition”); (ii) a service-based vesting condition with the same vesting terms as the New Parent Options (which, for the avoidance of doubt, will take into consideration the portion of the New Parent Options that are vested prior to the grant date of the Parent RSUs) (the “Service-Based Condition”) and (iii) a liquidity event condition that will be satisfied on a Liquidity Event (the “Liquidity Event Condition”). If all of the Performance Condition, Service-Based Condition and Liquidity Event Condition are satisfied on or before the seventh anniversary of the Closing, the vesting date of a Parent RSU will be the first date upon which all of those requirements were satisfied with respect to that particular Parent RSU (the “Vesting Date”). The shares of Parent Common Stock to be delivered in settlement of the vested Parent RSUs will be settled no later than March 15th of the year following the year in which the Vesting Date occurs; provided, that, if the final vesting condition to be satisfied is the Liquidity Event Condition and the applicable Liquidity Event is the date Parent becomes a Publicly Listed Company, such vested Parent RSUs will be settled on the date that is six months following or, if earlier, March 15th of the year following the date of the Liquidity Event. The date on which such shares of Parent Common Stock are delivered in settlement of the vested Parent RSUs as contemplated by the preceding sentence shall be referred to herein as the “Settlement Date”.

5.10 280G Matters. Promptly following the date of this Agreement, and in any event within five (5) Business Days prior to the Closing Date, the Company shall (a) obtain and deliver to Parent, prior to the initiation of the Company Stockholder approval procedure under clause (b) below, from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such Company Stockholder approval (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), a waiver (a “Parachute Payment Waiver”), of such Disqualified Individual’s rights to all such payments and/or benefits applicable to such Disqualified Individual (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) submit to the Company Stockholders for approval (in a manner satisfactory to Parent) by such number of Company Stockholders in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). As soon as practicable following the date of this Agreement, if a 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company Stockholders in connection with the Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

5.11 Securities Act Compliance.

(a) The shares of Parent Common Stock to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(a)(2) thereof.

(b) Immediately following the execution and delivery of this Agreement, the Company shall use reasonable best efforts to seek to obtain the Written Consent duly executed by Company Stockholders necessary to obtain the Requisite Stockholder Approval. Promptly following receipt of the Written Consent evidencing the obtainment of the Requisite Stockholder Approval, the Company shall deliver a copy of the Written Consent to Parent. Promptly (and in any event within five (5) Business Days) following receipt by the Company of the Requisite Stockholder Approval pursuant to the Written Consent, the Company shall deliver an information statement (the “Information Statement”), in form and substance reasonably acceptable to Parent, to the Company Stockholders in compliance with Sections 228(e) and 262 of the DGCL. The Information Statement shall (i) provide the requisite notice of appraisal and dissenters’ rights under the DGCL and (ii) include an Investor Representation Letter in the form attached hereto as Exhibit F (each, an “Investor Representation Letter”). The Company will give Parent and its Representatives reasonable opportunity to review and comment on the Information Statement and the Company will incorporate any reasonable comments that Parent or its Representatives have made with respect to the Information Statement.

(c) The Company will use its reasonable best efforts to obtain a duly executed Investor Representation Letter from each Company Stockholder prior to the Closing Date, and shall provide copies of all such executed Investor Representation Letters to Parent as soon as practicable following receipt thereof.

5.12 Book-Entry; Legends.

(a) Notwithstanding anything else to the contrary in this Agreement, all shares of Parent Common Stock issued pursuant to this Agreement (including pursuant to Section 1.13) may be issued in uncertificated book-entry form (unless otherwise determined by Parent in its sole discretion).

(b) In addition to any legend imposed by applicable state securities Laws or by any Contract which continues in effect after the Effective Time, the book entries or certificates representing the shares of Parent Common Stock to be issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Parent’s transfer agent), stating substantially as follows:

THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

5.13 Termination of Affiliate Agreements. The Company shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights, voting rights, access rights or director designation rights and any other Affiliate Agreements, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

5.14 Post-Closing Parent Board. Parent shall take all such action within its power as may be necessary or appropriate, including, without limitation amending the Parent Voting Agreement, to provide Thomson Nguyen with the right to appoint a member of the Parent Board, which appointee shall initially be Thomson Nguyen. Parent shall request Thomson Nguyen as a nominee to the board of directors of the Surviving Corporation (as defined in the SPAC Agreement), subject to completion of a customary director questionnaire and approval by the Nominating and Governance Committee.

5.15 SPAC Transaction. Parent agrees to provide, upon reasonable request, updates and information to the Stockholders’ Representative regarding the status and progress of the SPAC Transaction.

5.16 Investor Rights Agreement. Following the Closing, Parent shall use its commercially reasonable efforts to amend the Seventh and Amended and Restated Investors’ Rights Agreement, dated as of November 12, 2021, by among Parent and the other parties thereto, to provide that Valar Fund VII LP (“Valar”) shall be treated as a Major Investor thereunder and shall also be treated as a holder of Registrable Securities, Investor and Fund Investor, provided that Valar sign a customary joinder agreeing to abide by the terms and conditions thereunder.

5.17 Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, Sections 5.6, Section 5.9(d), 5.14, 5.15, 5.16 and 5.17 shall survive the consummation of the Merger indefinitely (unless the covenant speaks to an earlier date) and shall be binding, jointly and severally, on Parent and all successors and assigns of Parent. In the event that Parent or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent shall succeed to the obligations set forth in this Section 5.17.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) each of the representations and warranties of Parent contained in this Agreement (other than the first sentence of Section 4.6(a)) (disregarding any qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(b) Covenants. Each of the covenants of Parent and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Material Adverse Effect on Parent. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on Parent.

(d) No Actions or Orders. No Action, inquiry or other Legal Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or thereby.

(e) Voting Agreement Amendment. Parent shall have delivered to the Company an executed amendment to Parent’s Seventh Amended and Restated Voting Agreement dated November 12, 2021(the “Parent Voting Agreement”) to provide Thomson Nguyen with the right to appoint a member of the Parent Board, in a form reasonably satisfactory to the Company.

(f) Officer’s Certificate. Parent shall have delivered (or cause to be delivered) to the Company a certificate executed on behalf of Parent by its chief executive officer containing the representation and warranty of Parent that the conditions set forth in Sections 6.1(a), 6.1(b) and 6.1(c) have been duly satisfied.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in the first sentence of Section 3.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; (ii) the Company Fundamental Representations (other than the first sentence of Section 3.6(a)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Covenants. Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Material Adverse Effect on the Company. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on the Company.

(d) No Actions or Orders. No Action, inquiry or other Legal Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or thereby.

(e) 280G Waivers. If a 280G Vote is required under Section 5.10 hereof, the Company shall have delivered to Parent (i) a Parachute Payment Waiver from each Person that is eligible to receive a payment that may constitute a “parachute payment” under Section 280G of the Code prior to soliciting the Section 280G Approval and (ii) evidence satisfactory to Parent that either (i) the 280G Vote required pursuant to Section 5.10 was solicited in conformity with Section 280G(b)(5)(B) of the Code and the Section 280G Approval was obtained with respect to any payments and/or benefits that were subject to the 280G Vote or (ii) the Section 280G Approval was not obtained and as a consequence, that the Waived Parachute Payments shall not be made or provided, pursuant to the Parachute Payment Waivers which were executed by the Disqualified Individuals in accordance with Section 5.10.

(f) Minimum Cash. Closing Cash shall be not less than $22,000,000.

(g) Other Deliveries. The Company shall have delivered (or cause to be delivered) to Parent and Merger Sub each of the following:

(i) a certificate executed on behalf of the Company by its chief executive officer containing the representation and warranty of the Company that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been duly satisfied;

(ii) the Written Consent evidencing the Company Stockholder Approvals;

(iii) duly completed and executed Investor Representation Letters from each of the Company Stockholders necessary for the Company Stockholder Approvals;

(iv) resignations from each director and officer of the Company immediately prior to the Effective Time resigning from such positions effective as of the Effective Time;

(v) executed Payoff Letters relating to any Indebtedness of the Company outstanding as of immediately prior to the Effective Time;

(vi) evidence satisfactory to Parent that each Company Benefit Plan intended to be qualified under Section 401(k) of the Code has been terminated effective as of the day immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board;

(vii) executed written consents from the counterparties set forth on Section 6.2(h) of the Company Disclosure Letter in a form mutually agreeable to the Company and Parent;

(viii) an IRS Form W-9 or appropriate Form W-8, as applicable, executed by each Company Stockholder; and

(ix) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code and Treasury Regulations Section 1.1445-2(c)(3), along with a duly executed notice to the IRS that meets the requirements of Treasury Regulations Section 1.897-2(h), in each case, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent.

(h) Third Party Consents. The Company shall have received executed written consents from the counterparties set forth on Section 4.4 of the Parent Disclosure Letter.

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the Requisite Stockholder Approval):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Merger has not been consummated on or before October 15, 2022 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(c) by either Parent or the Company, if a Governmental Authority shall have issued any Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(d) by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 6.2(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 7.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(e) by the Company, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate such that the condition set forth in Section 6.1(a) would not be satisfied, or (ii) the covenants or obligations of Parent or Merger Sub contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 6.1(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent or Merger Sub during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 7.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Parent is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to any other party; provided that the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.8 and Article IX, which shall survive any termination of this Agreement.

ARTICLE VIII.

SURVIVAL

8.1 Survival. The representations and warranties set forth in Article III and Article IV or in any certificate delivered pursuant to this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by, either party hereto or its Affiliates with respect to the representations and warranties set forth in Article III and Article IV (except in the case of fraud).

ARTICLE IX.

MISCELLANEOUS

9.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accredited Investor” means a Person that is, as of the Effective Time, an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby (including, for the avoidance of doubt, a Financing Arrangement) and other than the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to, in a single transaction or series of related transactions: (a) any acquisition or purchase, direct or indirect, of: (i) a portion of the business of the Company and its Subsidiaries that comprises 15% or more of their combined net revenues or net income (ii) 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) or (iii) 15% or more of the aggregate amount of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of the aggregate amount of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Closing Parent Common Shares” means (a) 32,166,752 shares of Parent Common Stock less the 1,307,875 shares of Parent Common Stock allocable to Company Options pursuant to Section 1.6(a), less (b) that number of shares of Parent Common Stock whose aggregate value (based on the Parent Common Per Share Price) is equal to the sum of (x) the amount of all Unpaid Transaction Expenses and (y) the amount, if any, of Closing Indebtedness; provided, to the extent such resulting number of shares of Parent Common Stock includes any fractional share, such amount shall be rounded down to the nearest whole number of shares of Parent Common Stock.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Business” means the business of the Company and its Subsidiaries of providing bank account and card products and services to small business customers as conducted by the Company and its Subsidiaries as of the Closing Date.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law.

“Change in Control” has the meaning set forth in the form of the Plastiq Inc. 2022 Incentive Award Plan attached as Exhibit D to the SPAC Agreement.

“Closing Cash” means all cash and cash equivalents held by the Company as of immediately prior to the Effective Time; provided, however, that “cash” shall (a) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued by the Company, (b) include all uncleared checks, wire transfers and drafts deposited or pending deposit for the account of the Company and (c) not include any cash, cash equivalents, bank deposits or marketable securities that are restricted or “trapped” because of legal, contractual of Tax-related restrictions or impediments.

“Closing Cash Consideration” means, for each Non-Accredited Person, an amount of cash equal to the product of (i) the number of Parent Common Shares to which such holder would have been entitled at Closing if such Person was an Accredited Person and (ii) the Parent Common Per Share Price.

“Closing Consideration” means the Closing Cash Consideration and the Closing Stock Consideration, as applicable.

“Closing Indebtedness” means all Indebtedness of the Company as of immediately prior to the Effective Time.

“Company Award” means a Company Option or Company Restricted Share.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the Company’s Common Stock, $0.00001 par value per share.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.3 (Authorization), Section 3.6 (Capitalization of the Company), and Section 3.16 (No Brokers).

“Company Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries and includes the Company Software and Company Registered Intellectual Property.

“Company IT Systems” means any and all IT Systems that are owned, leased, or licensed by the Company or its Subsidiaries and used (or held for use) in or necessary for the operation of their businesses.

“Company Option” means an option entitling the holder thereof to acquire shares of Company Common Stock from the Company, whether under the Company Plan or otherwise.

“Company Plan” means the Sakura Research Corporation 2018 Amended and Restated Equity Incentive Plan, as amended.

“Company Restricted Shares” means any shares of Company Common Stock granted under the Company Plan or otherwise that is subject to a risk of forfeiture, a right of first refusal, transfer restrictions or a right of repurchase at the original purchase price thereof.

“Company Revenue” means (i) the revenue generated during the applicable Earnout Period by the Business calculated in accordance with GAAP, minus (ii) One Time Revenue.

“Company Revenue Threshold” means, as applicable, the 2023 Company Revenue Threshold, the 2024 Company Revenue Threshold, the 2025 Company Revenue Threshold and the 2026 Company Revenue Threshold.

“Company Software” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries.

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of Requisite Holders (as defined in the Company’s Amended and Restated Certificate of Incorporation as of immediately prior to the Closing).

“Company Stockholders” means any holder of Company Capital Stock immediately prior to the Effective Time.

“Company Warrant” means a warrant entitling the holder thereof to acquire shares of Company Common Stock from the Company.

“Competition Authority” means the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice.

“Contingent Allocation” means, with respect to any Milestone Payment Recipient, the product of (i) such Milestone Payment Recipient’s Pro Rata Share and (ii) such Milestone Payment.

“Contract” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft Terms” means any Open Source License for Software (including any Software licensed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, or any other public source code licensing arrangement) or any similar license, in each case that requires, as a condition of or in connection with any use, modification and/or distribution of Software subject to such license (or any Company Software or other Company Intellectual Property that is used by, incorporated into, includes, or relies on Software subject to such license), or other Software incorporated into, derived from, linked in or to, or used or distributed with such Software subject to such license, any of the following: (i) the disclosing, making available, distribution, offering or delivering of source code regarding such Company Software or other Company Intellectual Property for no or minimal charge; (ii) the granting of permission for creating modifications to or derivative works of any such Company Software or other Company Intellectual Property; or (iii) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property rights regarding such Company Software or other Company Intellectual Property; or (iv) the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Intellectual Property rights through any means.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.

“Deferred Payroll Taxes” means any Taxes that are deferred under Section 2302 of the CARES Act or any similar Law prior to the Closing and payable following the Closing by the Company or any of its Subsidiaries.

“Earnout Period” means, as applicable, the 2023 Earnout Period, the 2024 Earnout Period, the 2025 Earnout Period and the 2026 Earnout Period.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA Affiliate” means any Person or any trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted Common Shares” means the aggregate number of shares of Company Common Stock represented by (a) all shares of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time (including the shares of Company Common Stock to be issued in connection with the Company Warrant Settlement), on an as-converted-to-Company Common Stock basis (as applicable) and (b) any direct or indirect rights to acquire shares of Company Capital Stock that are outstanding as of immediately prior to the Effective Time, on an as-exercised and as-converted-to-Company Common Stock basis (as applicable).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, organization or commission or any judicial or arbitral body.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments, (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (h) all unpaid Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period (whether or not such Taxes are due and payable as of the Closing Date); provided that such unpaid Taxes shall not be less than zero in any jurisdiction with respect to any particular Tax and shall be determined in accordance with Section 5.5(b), (i) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (h), (j) any accrued but unpaid vacation, paid-time off and severance obligations of such Person, including, with respect to severance obligations, the employer portion of any payroll, social security, unemployment or other Taxes payable in connection with such payments, (k) Deferred Payroll Taxes and (l) all Indebtedness of another Person referred to in clauses (a) through (k) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all rights, title and interest in or to intellectual property of any kind and nature throughout the world, including U.S. and foreign rights in, to, or under the following: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, provisionals, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, taglines, social media identifiers and related accounts, brand names, slogans, corporate names, pending applications therefor, internet domain names, and all other indicia of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including rights in Software, and other works of authorship, design rights, database rights, moral rights, and other rights in copyrightable work; (iv) know-how, trade secrets, inventions, processes, procedures, database rights, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information (collectively, “Trade Secrets”); (v) rights of publicity and in social media usernames and accounts; (vi) all other intellectual property rights, proprietary rights and industrial property rights; (vii) copies and tangible embodiments thereof (in whatever form or medium); and (viii) the right to sue at law or in equity for any past, present or future infringement, misappropriation or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same or similar subject matter as the United States Laws described above.

“IRS” means Internal Revenue Service.

“IT Systems” mean any and all computers, information technology systems, hardware, servers, workstations, routers, hubs, switches, networks, data communications lines, and all other information technology, equipment or assets and any Software (whether in object or source code form) in any of the foregoing, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.

“Key Employee” means each of Thomson Nguyen and James Lee.

“knowledge” means (a) with respect to the Company, the actual knowledge of Thomson Nguyen and James Lee, and (b) with respect to Parent, the actual knowledge of Eliot Buchanan, Sirena Roberts, Stoyan Kenderov and Amir Jafari.

“Law” means any statute, law, ordinance, rule, regulation or Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Legal Proceeding or order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, licenses, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Liquidity Event” means the first to occur of (i) the date Parent becomes a Publicly Listed Company or (ii) the consummation of a Change in Control.

“Losses” means any and all losses, damages, liabilities, reasonable, out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ or accountants’ fees and reasonable out-of-pocket expenses incurred in investigating, preparing for, defending, avoiding or settling any Legal Proceeding in accordance with Article VIII), assessments, deficiencies, fines, or penalties.

“Material Adverse Effect” means with respect to any Person, any fact, event, change, development, circumstance or effect that is or would, with the passage of time, reasonably be expected to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of such Person; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect (unless, in the case of clauses (i) through (iv) below, they have a disproportionate effect on the Company or Parent, as applicable, as compared to any of the other companies in the industry in which the Company or Parent, as applicable, operate, in which case, only the extent of such disproportionate effect shall be taken into account when determining whether there has been a Material Adverse Effect): (i) changes in general economic conditions or financial markets, (ii) changes affecting the Company’s or Parent’s, as applicable industry generally, (iii) changes in national or international political or social conditions, including acts of war or terrorism, and natural disasters or other acts of God, (iv) changes in Law or GAAP occurring after the date hereof, but including any with retroactive effect, (v) the announcement or pendency of the transactions contemplated by this Agreement, and (vi) any failure by the Company or Parent, as applicable, to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect).

“Milestone Payment Recipients” means the holders of Company Capital Stock (including any shares of Company Capital Stock issued in connection with the Company Warrant Settlement and any Company Restricted Shares) as of immediately prior to the Closing other than the holders of Dissenting Shares, in all cases, which are entitled to receive a Milestone Payment in accordance with the Consideration Schedule.

“Milestone Payments” means the 2023 Milestone Payment, 2024 Milestone Payment, 2025 Milestone Payment and 2026 Milestone Payment.

“Milestone Stock Consideration” means shares of Parent Common Stock based on the Parent Common Per Share Price; provided that, if Parent closes an arms’ length equity financing transaction following the date hereof but prior to the end of the applicable Earnout Period, then the Parent Common Per Share Price shall be modified based on the valuation of the Company used in the most recent arms’ length equity financing transaction; provided that, if any Milestone Payment becomes payable after a Parent IPO or the SPAC Closing, Parent may satisfy the applicable Milestone Payment in the form of shares of Parent Common Stock or SPAC Common Stock, as applicable, with a value equal to the 10-day average closing price of a share of Parent Common Stock or SPAC Common Stock, as applicable, on the applicable nationally recognized stock exchange as of the trading day immediately after the end of the applicable Earnout Period.

“One Time Revenue” means that portion of the revenue of the Business for the applicable Earnout Period that is not related to services of the nature and type performed in the operation of the Business.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Terms.

“Open Source Materials” means any Software subject to an Open Source License.

“Option Exchange Ratio” means the quotient obtained by dividing (a) the number of shares of Parent Common Stock distributable to the holders of Company Common Stock immediately prior to the Effective Time in accordance with the Company’s Governing Documents (including the Company Certificate) by (b) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Parent Award” shall mean a Parent Option or Parent Restricted Shares.

“Parent Common Per Share Price” means $3.1088.

“Parent Common Stock” means the Common Stock of Parent, par value $0.000001 per share.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.6 (Capitalization of Parent), and Section 4.22 (No Brokers).

“Parent Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by Parent or any of its Subsidiaries.

“Parent Option” means an option entitling the holder thereof to acquire shares of Parent Common Stock from the Company, whether under the Parent Plan or otherwise.

“Parent Plan” means Parent’s Second Amended and Restated 2012 Stock Option and Grant Plan, as amended.

“Parent Restricted Shares” means any shares of Parent Common Stock granted under the Parent Plan or otherwise that is subject to a risk of forfeiture, a right of first refusal, transfer restrictions or a right of repurchase at the original purchase price thereof.

“Parent RSU Pool” means an aggregate value of $2,875,120.55.

“Parent Warrant” means a warrant entitling the holder thereof to acquire shares of Parent Capital Stock from Parent.

“Permits” means all licenses, permits, franchises, approvals, authorizations, certificates, exemptions, or consents or Orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the business.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect, (vi) non-exclusive licenses of Company Intellectual Property granted to customers or distributors entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) real property Liens that do not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information relating to an identified or identifiable natural person (including one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person) or as that term is defined under applicable Privacy and Security Requirements.

“Pre-Closing Tax Period” any taxable period (or portion thereof) that ends on or prior to Closing, including the pre-Closing portion of any Straddle Period.

“Privacy and Security Requirements” means all applicable laws and regulations in all jurisdictions, all internal and external policies, contractual obligations and all industry standards and guidelines, in each case, concerning data privacy, data security, cybersecurity and data protection of Personal Information held, controlled or processed by the Company and/or its Subsidiaries, and each as amended from time to time.

“Pro Rata Share” means, with respect to any Company Stockholder, the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Company Common Stock represented by all shares of Company Capital Stock (including any shares of Company Common Stock issued in connection with the Company Warrant Settlement) held by such Company Stockholder as of immediately prior to the Effective Time, on an as-converted-to-Company Common Stock basis (as applicable) entitled to applicable Merger consideration, by (b) the number of Fully Diluted Common Shares entitled to applicable Merger consideration, as set forth on the Consideration Schedule.

“Publicly Listed Company” means that Parent or its successor (i) is required to file periodic reports pursuant to Section 12 of the Exchange Act and (ii) Parent Common Stock is listed on one or more National Securities Exchanges (within the meaning of the Exchange Act).

“Representative” means any officer, director, manager, principal, attorney, agent, employee or other representative.

“Requisite Stockholder Approval” means, with respect to this Agreement, approval by the holders of at least a majority of the shares of Company Preferred Stock, voting together as a single class and not as separate series, and on an as-converted basis.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Donetsk People’s Republic, the Luhansk People’s Republic, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States government, including the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; (iii) any Person otherwise subject of Sanctions Laws; and (iv) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i), (ii) or (iii), either individually or in the aggregate.

“Sanctions Laws” means those trade, embargoes, and economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any loss, damage, or unauthorized access, disclosure, use, or breach of security of any information technology networks or systems, and the data (including Personal Information or sensitive or proprietary business information) in the possession, custody, or control of (i) the Company or any of its Subsidiaries, or any such information held or processed on behalf of the Company or any of its Subsidiaries or (ii) Parent or any of its Subsidiaries, or any such information held or processed on behalf of Parent or any of its Subsidiaries, in each case, as applicable.

“Software” means any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) databases, database rights and compilations, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons (d) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”); and (e) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“SPAC Agreement” means that certain Agreement and Plan of Merger, dated as of August 3, 2022, by and among SPAC Parent, Parent and Pasadena Merger Sub Inc.

“SPAC Closing” means the Closing as defined in the SPAC Agreement.

“SPAC Common Stock” means common stock of SPAC Parent.

“SPAC Parent” means Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the SPAC Closing).

“SPAC Transaction” means the transaction contemplated by the SPAC Agreement.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, unclaimed property, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, employment, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto, whether or not disputed and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by Contract or otherwise.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby, whether payable on or following the Closing (but excluding any severance amounts payable following a termination of employment or service pursuant to a “double-trigger” employment or consulting agreement that does not contain a “walk-away” right as a second trigger), including the employer portion of any payroll, social security, unemployment or other Taxes payable in connection with such payments, excluding such payments to the individuals set forth on Section 9.1 of the Company Disclosure Letter, (iii) Transfer Taxes, (iv) any and all filing fees payable by the Company or any of its Subsidiaries to the Competition Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Unpaid Transaction Expenses” means Transaction Expenses, but only to the extent they have not been paid by the Company in cash prior to the Closing.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
“2020 Unaudited Financial Statements”	3.8(a)
“2021 Unaudited Financial Statements”	3.8(a)
“2022 Unaudited Financial Statements”	3.8(a)
“2023 Company Revenue Threshold”	1.13(a)(i)
“2023 Earnout Period”	1.13(a)(i)
“2023 Milestone Payment”	1.13(a)(i)
“2024 Company Revenue Threshold”	1.13(a)(ii)
“2024 Earnout Period”	1.13(a)(ii)
“2024 Milestone Payment”	1.13(a)(ii)
“2025 Company Revenue Threshold”	1.13(a)(iii)
“2025 Earnout Period”	1.13(a)(iii)
“2025 Milestone Payment”	1.13(a)(iii)
“2026 Company Revenue Threshold”	1.13(a)(iv)
“2026 Earnout Period”	1.13(a)(iv)
“2026 Milestone Payment”	1.13(a)(iv)
“280G Vote”	5.10
“Accredited Investor Certification”	1.8(a)
“Accredited Person”	1.5(b)
“Adjusted Restricted Stock”	1.6(b)
“Affiliate Agreements”	3.12(a)(vi)
“Agreement”	Preamble
“Annual Earnout Objection”	1.13(b)
“Annual Earnout Statement”	1.13(b)
“Unaudited Financial Statements”	3.8(a)
“Certificate of Merger”	1.2
“Closing”	2.1
“Closing Date”	2.1
“Code”	Recitals

Defined Term	Section
“Company”	Preamble
“Company Benefit Plan”	3.13(a)
“Company Board”	Recitals
“Company Certificate”	1.3(a)
“Company Cure Period”	7.1(d)
“Company Disclosure Letter”	Article III
“Company Indemnification Provisions”	5.6
“Company Indemnified Parties”	5.6
“Company Preferred Stock”	3.6(a)
“Company Registered Intellectual Property”	3.21(a)
“Company Related Party”	3.29
“Company Stock Certificate”	1.5(d)
“Company Warrant Settlement”	Recitals
“Confidentiality Agreement”	5.8(a)
“Consideration Schedule”	2.2(b)
“Data Partners”	3.22(b)
“DGCL”	Recitals
“Disqualified Individual”	5.10
“Dissenting Shares”	1.7
“Effective Time”	1.2
“Employee Loans”	5.9(c)
“End Date”	7.1(b)
“ERISA”	3.13(a)
“Estimated Closing Statement”	2.2(a)
“Exchange Agent”	1.8(a)
“Exchange Agent Agreement”	1.8(b)
“Export Approvals”	3.26(a)
“Financial Statements”	3.8(a)
“Governmental Authorization”	3.5
“Information Statement”	5.11(b)
“Interim Period”	5.1
“Investor Representation Letter”	5.11(b)
“Legal Proceedings”	3.10
“Letter of Transmittal”	1.8(a)
“Liquidity Event Condition”	5.9(d)
“Merger”	Recitals
“Merger Sub”	Preamble
“Multiemployer Plan”	3.13(c)
“New Parent Option”	1.6(a)
“New Parent Optionholder”	5.9(d)
“Non-Accredited Person”	1.5(c)
“Parachute Payment Waiver”	5.10
“Parent”	Preamble
“Parent Board”	Recitals
“Parent Audited Financial Statements”	4.15(a)

Defined Term	Section
“Parent Benefit Plan”	4.17(a)
“Parent Capital Stock”	4.6(a)
“Parent Cure Period”	7.1(e)
“Parent Disclosure Letter”	Article IV
“Parent Financial Statements”	4.15(a)
“Parent Permit”	4.8(b)
“Parent Preferred Stock”	4.6(a)
“Parent Q1 Financial Statements”	4.15(a)
“Parent Related Party”	4.13
“Parent RSUs”	5.9(d)
“Payoff Letter”	2.2(c)
“Performance Condition”	5.9(d)
“Real Property Leases”	3.20(a)(ii)
“Reviewing Accountant”	1.12(d)
“RSU Value”	5.9(d)
“Section 280G Approval”	5.10
“Section 280G Soliciting Materials”	5.10
“Service-Based Condition”	5.9(d)
“Settlement Date”	5.9(d)
“Stockholders’ Representative”	Preamble
“Surviving Corporation”	1.1
“Tax Authority”	9.1
“Top Customer”	3.12(a)(i)
“Top Supplier”	3.12(a)(i)
“Transfer Taxes”	5.5(b)
“Vesting Date”	5.9(d)
“Waived Parachute Payments”	5.10
“Written Consent”	Recitals

9.2 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by email (excluding “out of office” or similar automated replies) if sent prior to 5:00 p.m. San Francisco, California time, or if sent later, then on the next Business Day, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to the Company (prior to the Closing), addressed to:

Nearside Business Corp.

601 California Street #1210

San Francisco, CA 94108

Attn: James Lee, General Counsel

Email:

With a copy (which shall not constitute notice) to:

Presidio Legal. P.C.

340 S Lemon Avenue #9501

Walnut, CA 91789

Attn: Jason Kornfeld, Hans Kim

Email:

If to the Stockholders’ Representative, addressed to:

Thomson Nguyen

601 California Street #1210

San Francisco, CA 94108

Email:

If to Parent, Merger Sub or the Surviving Corporation, addressed to:

Plastiq Inc.

360 9th Street

San Francisco, CA 94103

Attn: Sirena Roberts, General Counsel

Email:

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn: Justin Hamill

  Ryan Maierson

  Jason Morelli

Email:

or to such other place and with such other copies as a party may designate as to itself by written notice to the others.

9.3 Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

9.4 References. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All references to “days” or “months” shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, Section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall include any modification, amendment, re-enactment thereof and any legislative provision substituted therefore. For all purposes of and under this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (f) unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns; (g) the terms “hereof,” “herein,” “hereto,” “herewith,” “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits and schedules hereto) and not to any particular term or provision of this Agreement, unless otherwise specified; (h) the phrase “ordinary course of business” will be deemed followed by the phrase “consistent with past practice” and (i) reference herein to any document or other information being “made available,” “delivered” or “provided” to Parent prior to the date hereof shall be deemed satisfied by the posting of any such document or information in the virtual data room of the Company hosted by Donnelley Financial Solutions Venue at least two (2) Business Days prior to the date hereof.

9.5 Entire Agreement. This Agreement, including the Exhibits hereto, the Company Disclosure Letter, the Parent Disclosure Letter and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto pursuant to this Agreement (including the Letters of Transmittal and the Investor Representation Letters), constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto with respect to the subject matter hereof.

9.6 Assignment. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

9.7 Amendment; Modification. This Agreement may not be amended or modified except in an instrument in writing signed by the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

9.8 Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

9.10 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that the provisions of Section 5.6 are intended to be for the benefit of, and enforceable by, the Company Indemnified Parties.

9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

9.12 Consent to Jurisdiction. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party.

9.13 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that, irrespective of any other rights or remedies that may be available to the parties as provided herein or otherwise, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.14 shall not be required to provide any bond or other security in connection with any such order or injunction.

9.15 Cumulative Remedies. Except as otherwise expressly set forth in this Agreement, all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.16 Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

9.17 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.18 Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile, email, pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, by each party of a signed signature page to this Agreement to the other party.

9.19 Company and Parent Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Parent Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable disclosure letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

9.20 Stockholders’ Representative.

(a) Appointment. By executing this Agreement, the Company (and, upon execution of the Written Consent or Letter of Transmittal by a Company Stockholder, such Company Stockholder) shall be deemed to have constituted and appointed, effective from and after the Effective Time, Thomson Nguyen as agent and attorney-in-fact for and on behalf of each Company Stockholder to act as the Stockholders’ Representative under this Agreement, including in respect of the following matters:

(i) giving and receiving any notice or instruction permitted or required to be given to or received by any Company Stockholder under this Agreement;

(ii) dealing with Parent under this Agreement with respect to all matters arising under this Agreement, and

(iii) engaging counsel, accountants or other Stockholders’ Representatives in connection with the foregoing matters.

(b) Authorization. By each Company Stockholder’s execution of the Written Consent or Letter of Transmittal, each such Company Stockholder shall authorize the Stockholders’ Representative, on such Company Stockholder’s behalf, to:

(i) receive all notices or documents given or to be given to any of the Company Stockholders by Parent or the Surviving Corporation pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

(ii) engage counsel, and such accountants and other advisors for any of the Company Stockholders and incur such other expenses on behalf of any of the Company Stockholders in connection with this Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its sole discretion deem appropriate;

(iii) take such action on behalf of any of the Company Stockholders as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of: (A) taking such other action as the Stockholders’ Representative is authorized to take under this Agreement; (B) receiving all documents or certificates and making all determinations, on behalf of any of the Company Stockholders, required under this Agreement; and (C) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including any waiver of any obligation of Parent or the Surviving Corporation.

(c) Decisions. All actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Company Stockholders and such Company Stockholder’s successors as if expressly confirmed and ratified in writing by such Company Stockholder and no Company Stockholder shall have any claim or cause of action against the Stockholders’ Representative, and the Stockholders’ Representative shall have no liability to any Company Stockholder, for any action taken, decision made or instruction given by the Stockholders’ Representative in connection with this Agreement, except in the case of its own gross negligence or willful misconduct.

(d) Reliance. Parent, Merger Sub and the Surviving Corporation shall not be obliged to inquire into the authority of the Stockholders’ Representative, and Parent, Merger Sub and the Surviving Corporation shall be fully protected in dealing with the Stockholders’ Representative in good faith.

(e) Successor Stockholders’ Representative. If the Stockholders’ Representative shall die, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, the Company Stockholders who in the aggregate held at least a majority of the Company Capital Stock immediately prior to the Effective Time shall appoint a new Stockholders’ Representative as soon as reasonably practicable by written consent by sending notice and a copy of the duly executed written consent appointing such new Stockholders’ Representative to Parent and the Surviving Corporation. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Surviving Corporation. Company Stockholders who in the aggregate held at least a majority of the Company Capital Stock immediately prior to the Effective Time shall have the right at any time to remove the then-acting Stockholders’ Representative and to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to Parent and Surviving Corporation of executed counterparts of a writing signed by each such Company Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that it, he or she accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. Each successor Stockholders’ Representative shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein shall be deemed to include any interim or successor Stockholders’ Representative.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first set forth above.

PLASTIQ INC.

By:	/s/ Eliot Buchanan
Name: Eliot Buchanan
Title: Chief Executive Officer

NIGHTINGALE MERGER SUB INC.

By:	/s/ Eliot Buchanan
Name: Eliot Buchanan
Title: President

[Signature Page to Agreement and Plan of Merger]

NEARSIDE BUSINESS CORP.

By:	/s/ Thomson Nguyen
Name: Thomson Nguyen
Title: CEO

[Signature Page to Agreement and Plan of Merger]

THOMSON NGUYEN, in the capacity as Stockholders’ Representative

By:	/s/ Thomson Nguyen

[Signature Page to Agreement and Plan of Merger]